                                                                   EXHIBIT 10.62

                          LOAN AND SECURITY AGREEMENT

                                  by and among

                    THE FINANCIAL INSTITUTIONS NAMED HEREIN

                                  as Lenders,

                      WACHOVIA BANK, NATIONAL ASSOCIATION,

                                  as Arranger,

                    CONGRESS FINANCIAL CORPORATION (WESTERN)

                                    as Agent

                                       and

                            ROCKFORD CORPORATION and

                            AUDIO INNOVATIONS, INC.

                                  as Borrowers

                             Dated: March 29, 2004

                               TABLE OF CONTENTS

                                                                                              PAGE
 SECTION 1.   DEFINITIONS ..................................................................    1
 SECTION 2.   CREDIT FACILITIES ............................................................   24
        2.1   Revolving Loans ..............................................................   24
        2.2   Letter of Credit Accommodations ..............................................   25
        2.3   Term Loan ....................................................................   28
        2.4   Commitments ..................................................................   29
 SECTION 3.   INTEREST AND FEES ............................................................   29
        3.1   Interest .....................................................................   29
        3.2   Changes in Laws and Increased Costs of Loans .................................   31
        3.3   Closing Fee ..................................................................   33
        3.4   Servicing Fee ................................................................   33
        3.5   Unused Line Fee ..............................................................   33
 SECTION 4.   CONDITIONS PRECEDENT .........................................................   33
        4.1   Conditions Precedent to Initial Loans and Letter of Credit Accommodations ....   33
        4.2   Conditions Precedent to All Loans and Letter of Credit Accommodations ........   35
 SECTION 5.   GRANT AND PERFECTION OF SECURITY INTEREST ....................................   36
        5.1   Grant of Security Interest ...................................................   36
        5.2   Perfection of Security Interests .............................................   37
 SECTION 6.   COLLECTION AND ADMINISTRATION ................................................   41
        6.1   Borrowers' Loan Accounts .....................................................   41
        6.2   Statements ...................................................................   41
        6.3   Collection of Accounts .......................................................   41
        6.4   Payments .....................................................................   43
        6.5   Taxes ........................................................................   44
        6.6   Authorization to Make Loans ..................................................   46
        6.7   Use of Proceeds ..............................................................   46
        6.8   Pro Rata Treatment ...........................................................   46
        6.9   Sharing of Payments, Etc .....................................................   47
       6.10   Settlement Procedures ........................................................   48
 SECTION 7.   COLLATERAL REPORTING AND COLLATERAL COVENANTS ................................   50

                               TABLE OF CONTENTS
                                  (continued)

                                                                                              PAGE
        7.1   Collateral Reporting .........................................................   50
        7.2   Accounts Covenants ...........................................................   51
        7.3   Inventory Covenants ..........................................................   51
        7.4   Equipment and Real Property Covenants ........................................   52
        7.5   Power of Attorney ............................................................   53
        7.6   Right to Cure ................................................................   53
        7.7   Access to Premises ...........................................................   54
 SECTION 8.   REPRESENTATIONS AND WARRANTIES ...............................................   54
        8.1   Corporate Existence; Power and Authority .....................................   54
        8.2   Name; State of Organization; Chief Executive Office; Collateral Locations ....   55
        8.3   Financial Statements; No Material Adverse Change .............................   55
        8.4   Priority of Liens; Title to Properties .......................................   55
        8.5   Tax Returns ..................................................................   56
        8.6   Litigation ...................................................................   56
        8.7   Compliance with Other Agreements and Applicable Laws .........................   56
        8.8   Environmental Compliance .....................................................   56
        8.9   Employee Benefits ............................................................   57
       8.10   Bank Accounts ................................................................   57
       8.11   Intellectual Property ........................................................   58
       8.12   Subsidiaries; Affiliates; Capitalization; Solvency ...........................   58
       8.13   Labor Disputes ...............................................................   59
       8.14   Restrictions on Subsidiaries .................................................   59
       8.15   Material Contracts ...........................................................   59
       8.16   Payable Practices ............................................................   59
       8.17   Accuracy and Completeness of Information .....................................   60
       8.18   Survival of Warranties; Cumulative ...........................................   60
 SECTION 9.   AFFIRMATIVE AND NEGATIVE COVENANTS ...........................................   60
        9.1   Maintenance of Existence .....................................................   60
        9.2   New Collateral Locations .....................................................   61
        9.3   Compliance with Laws, Regulations, Etc .......................................   61

                               TABLE OF CONTENTS
                                  (continued)

                                                                                              PAGE
        9.4   Payment of Taxes and Claims ..................................................   62
        9.5   Insurance ....................................................................   62
        9.6   Financial Statements and Other Information ...................................   63
        9.7   Sale of Assets, Consolidation, Merger, Dissolution, Etc ......................   64
        9.8   Encumbrances .................................................................   65
        9.9   Indebtedness .................................................................   66
       9.10   Loans, Investments, Etc ......................................................   67
       9.11   Dividends and Redemptions ....................................................   68
       9.12   Transactions with Affiliates .................................................   68
       9.13   Compliance with ERISA ........................................................   68
       9.14   End of Fiscal Years and Fiscal Quarters ......................................   69
       9.15   Change in Business ...........................................................   69
       9.16   Limitation of Restrictions Affecting Subsidiaries ............................   69
       9.17   Fixed Charge Coverage Ratio ..................................................   69
       9.18   License Agreements ...........................................................   69
       9.19   After Acquired Real Property .................................................   70
       9.20   Distribution of Loan Proceeds Amongst Borrowers ..............................   71
       9.21   Costs and Expenses ...........................................................   71
       9.22   Further Assurances ...........................................................   71
SECTION 10.   EVENTS OF DEFAULT AND REMEDIES ...............................................   72
       10.1   Events of Default ............................................................   72
       10.2   Remedies .....................................................................   74
SECTION 11.   JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW .................   77
       11.1   Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver ........   77
       11.2   Waiver of Notices ............................................................   78
       11.3   Amendments and Waivers .......................................................   79
       11.4   Confidentiality ..............................................................   80
       11.5   Other Waivers ................................................................   81
       11.6   Indemnification ..............................................................   81

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                   PAGE
SECTION 12.   THE AGENT .........................................................................   81
       12.1   Appointment; Powers and Immunities ................................................   81
       12.2   Reliance By Agent .................................................................   82
       12.3   Events of Default .................................................................   82
       12.4   Congress in its Individual Capacity ...............................................   83
       12.5   Indemnification ...................................................................   83
       12.6   Non-Reliance on Agent and Other Lenders ...........................................   83
       12.7   Failure to Act ....................................................................   84
       12.8   Additional Loans ..................................................................   84
       12.9   Concerning the Collateral and the Related Financing Agreements ....................   84
      12.10   Field Audits; Examination Reports and other Information; Disclaimer by Lenders.....   85
      12.11   Collateral Matters ................................................................   85
      12.12   Agency for Perfection .............................................................   87
      12.13   Failure to Respond Deemed Consent .................................................   87
SECTION 13.   JOINT AND SEVERAL LIABILITY; SURETYSHIP WAIVERS; APPOINTMENT OF BORROWER AGENT.....   87
       13.1   Independent Obligations; Subrogation ..............................................   87
       13.2   Authority to Modify Obligations and Security ......................................   87
       13.3   Waiver of Defenses ................................................................   88
       13.4   Exercise of Agent's and Lenders' Rights ...........................................   88
       13.5   Additional Waivers ................................................................   88
       13.6   Additional Indebtedness ...........................................................   89
       13.7   Notices, Demands, Etc .............................................................   89
       13.8   Subordination .....................................................................   89
       13.9   Revival ...........................................................................   90
      13.10   Understanding of Waivers ..........................................................   90
      13.11   Appointment of Borrower Agent .....................................................   90
SECTION 14.   TERM OF AGREEMENT; MISCELLANEOUS ..................................................   91
       14.1   Term ..............................................................................   91
       14.2   Interpretive Provisions ...........................................................   92

                               TABLE OF CONTENTS
                                  (continued)

                                                                                              PAGE
       14.3   Notices ......................................................................   93
       14.4   Partial Invalidity ...........................................................   94
       14.5   Successors ...................................................................   94
       14.6   Assignments; Participations ..................................................   95
       14.7   Participant's Security Interests .............................................   97
       14.8   Entire Agreement .............................................................   98
       14.9   Counterparts, Etc ............................................................   98

                           LOAN AND SECURITY AGREEMENT

            This Loan and Security Agreement (this "Agreement"), dated March 29, 2004, is entered into by and among the financial institutions from time to time parties hereto, whether by execution of an Assignment and Acceptance Agreement (as defined below) or this Agreement (each a "Lender" and collectively "Lenders"). Wachovia Bank, National Association, as arranger ("Arranger"), Congress Financial Corporation (Western), a California corporation, as administrative and collateral agent for Lenders (in such capacity "Agent"), and Rockford Corporation, an Arizona corporation ("Borrower Agent"), and Audio Innovations, Inc., an Oklahoma corporation ("AII" and, together with Borrower Agent, "Borrowers" and, individually, each a "Borrower").

                                   WITNESSETH:

            WHEREAS, Borrowers have requested that Agent and Lenders enter into financing arrangements with Borrowers pursuant to which Lenders may make loans and provide other financial accommodations to Borrowers; and

            WHEREAS, AII is a wholly owned Subsidiary of Borrower Agent, and Borrowers, together with their Subsidiaries, are inter-related entities which, collectively constitute an integrated business operation of designing, manufacturing and distributing aftermarket mobile audio products, home theater sound products and professional audio products; and

            WHEREAS, the directors of each Borrower view the entities as sufficiently dependent upon each other and so inter-related that any advance made hereunder to any Borrower would benefit all Borrowers as a result of their consolidated operations and identity of interests; and

            WHEREAS, each Borrower has requested that Agent and Lenders treat them as co-borrowers hereunder, jointly and severally responsible for the obligations of each other hereunder; and

            WHEREAS, each Lender is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to Borrowers on a pro rata basis according to its Commitment (as defined below) on the terms and conditions set forth herein and Agent is willing to act as administrative and collateral agent for Lenders on the terms and conditions set forth herein and in the other Financing Agreements (as defined below);

            NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

            For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

      1.1 "Accounts" shall mean all present and future rights of any Borrower to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit, charge or debit card along with all information contained on or for use with such card.

      1.2 "Adjusted Eurodollar Rate" shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one- sixteenth (1/16) of one percent (1%)) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, "Reserve Percentage" shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non- United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

      1.3 "Affiliate" shall mean, with respect to a specified Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds five percent (5%) or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds five percent (5%) or more of any class of Voting Stock or in which such Person beneficially owns or holds five percent (5%) or more of the equity interests and (c) any director or executive officer of such Person. For purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

      1.4 "Assignment and Acceptance" shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto delivered to Agent in connection with an assignment of a Lender's interest hereunder in accordance with the provisions of Section 14.6 hereof.

      1.5 "Blocked Accounts" shall have the meaning set forth in Section 6.3 hereof.

      1.6 "Borrowing Base" shall mean, at any time, the amount equal to: (a) eighty-five percent (85%) of Eligible Accounts, plus (b) the least of: (i) the sum of (A) during the months of December through May, inclusive, fifty-five percent (55%) of the Value of Eligible Inventory consisting of finished goods, and at, all other times, fifty percent (50%) of the Value of such Eligible Inventory, plus (B) thirty-five percent (35%) of the Value of Eligible Inventory consisting of raw materials for such finished goods or (ii) eighty-five percent (85%) of the Net Orderly Liquidation Value of Eligible Inventory, or (iii) Twenty Million Dollars ($20,000,000), less (c) any Reserves. For purposes only of applying the sublimit on Revolving Loans based on Eligible Inventory set forth in clause (b)(iii) above, Agent may treat the then undrawn amounts of outstanding Letter of Credit Accommodations for the purpose of purchasing Eligible Inventory as Revolving Loans to the extent Agent is in effect basing the issuance of the Letter of Credit Accommodations on the Value of the Eligible Inventory being purchased with such Letter of Credit Accommodations. In determining the actual amounts of such Letter of Credit Accommodations to be so treated for purposes of the sublimit, the outstanding Revolving Loans and Reserves shall be attributed first to any components of the lending formulas set forth above that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to such sublimit.

      1.7 "Business Day" shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of California or the State of North Carolina, and a day on which the Reference Bank, Agent and each Lender are open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

      1.8 "Capital Expenditures" shall mean, for any period, any expenditure of money under a Capital Lease or for the lease, purchase or other acquisition of any capital asset, for the lease of any other asset, whether payable currently or in the future, or for the purchase or construction of assets, or for improvements or additions thereto, which are capitalized on a Person's balance sheet.

      1.9 "Capital Leases" shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

      1.10 "Capital Stock" shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock, or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

      1.11 "Cash Equivalents" shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of ninety (90) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers' acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and unimpaired surplus of not less than One Billion Dollars ($1,000,000,000); (c) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less issued by a corporation (except an Affiliate of any Borrower) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-l by Standard & Poor's

Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-l by Moody's Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and unimpaired surplus of not less than One Billion Dollars ($1,000,000,000); (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within ninety (90) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31,1985; and (f) investments in money market funds and mutual funds that are registered under the Investment Company Act of 1940, as amended, which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

      1.12 "Change of Control" shall mean (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of any Borrower to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act); (b) the liquidation or dissolution of any Borrower or the adoption of a plan by the stockholders of any Borrower relating to the dissolution or liquidation of such Borrower (except that All's liquidation, dissolution or merger as part of a sale of assets to, or merger with, Borrower Agent will not constitute a Change of Control if Borrower Agent is the surviving corporation and owner of all assets of All after the liquidation, dissolution or merger); (c) the acquisition by any Person or group (as such term is used in
Section 13(d)(3) of the Exchange Act), of beneficial ownership, directly or indirectly, of a majority of the voting power of the total outstanding Voting Stock of any Borrower or the Board of Directors of any Borrower; (d) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of any Borrower (together with any new directors whose nomination for election by the stockholders of such Borrower, as the case may be, was approved by a vote of at least sixty-six and two-thirds percent (66 2/3%) of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of such Borrower then still in office; or (e) the failure of Borrower Agent to own one hundred percent (100%) of the voting power of the total outstanding Voting Stock of AII.

      1.13 "Closing Date" shall mean the date of the first to occur of the making of the initial Loan or the issuance of the initial Letter of Credit Accommodation.

      1.14 "Code" shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

      1.15 "Collateral" shall have the meaning set forth in Section 5 hereof.

      1.16 "Collateral Access Agreement" shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by a lessor of premises to any Borrower, or any other person to whom any Collateral (including Inventory, Equipment, bills of lading or other documents of title) is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, pursuant to which such lessor, consignee or other person, inter alia, acknowledges the first priority security interest of Agent, for itself and the ratable benefit of Lenders, in such Collateral, agrees to waive any and all claims such lessor, consignee or other person may, at any time, have against such Collateral, whether for processing, storage or otherwise, and agrees to permit Agent access to, and the right to remain on, the premises of such lessor, consignee or other person so as to exercise Agent's rights and remedies and otherwise deal with such Collateral and, in the case of any consignee or other person who at any time has custody, control or possession of any Collateral, acknowledges that it holds and will hold possession of the Collateral for the benefit of Agent and agrees to follow all instructions of Agent with respect thereto.

      1.17 "Commitment" shall mean, as to any Lender, the Revolving Loan Commitment of such Lender, the Term Loan Commitment of such Lender, if any, or the Total Commitment of such Lender, as the context requires.

      1.18 "Default" shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

      1.19 "Defaulting Lender" shall have the meaning set forth in Section 6.10(d) hereof.

      1.20 "Deposit Account Control Agreement" shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by and among Agent, any Borrower and any bank at which any deposit account of such Borrower is at any time maintained which provides that such bank will comply with instructions originated by Agent directing disposition of the funds in the deposit account without further consent by such Borrower and such other terms and conditions as Agent may require, including as to any such agreement with respect to any Blocked Account, providing that all items received or deposited in the Blocked Accounts are the property of Agent, for itself and the ratable benefit of Lenders, that the bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the bank will wire, or otherwise transfer, in immediately available funds, on a daily basis to the Payment Account all funds received or deposited into the Blocked Accounts.

      1.21 "Direct Foreign Subsidiaries" shall mean, collectively, Rockford (Europe) Elektronik Vertriebs GmbH, a German GmbH, and Rockford Foreign Sales Corporation, a Barbados corporation, as the direct foreign Subsidiaries of Borrower Agent.

      1.22 "Domestic Subsidiaries" shall mean, collectively, MB Quart Shanghai, Inc., an Arizona corporation, Rockford Sales.Com, Inc., an Arizona corporation, and Rockford Singapore Corporation, an Arizona corporation, as the wholly-owned domestic Subsidiaries of Borrower Agent (other than All).

      1.23 "Eligible Accounts" shall mean Accounts created by any Borrower which are and continue to be acceptable to Agent based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

            (a) such Accounts arise from the actual and bona fide sale and delivery of goods by a Borrower or rendition of services by a Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

            (b) such Accounts are not unpaid more than (i) sixty (60) days after the original due date for them, or (ii) in the case of Accounts owing by Best Buy, Walmart. Circuit City or Good Guys, one hundred fifty (150) days after the date of the original invoice for them, and in the case of all other Accounts, one hundred twenty (120) days after the date of the original invoice for them, provided, however, that the aggregate sum of Eligible Accounts unpaid more than one hundred twenty (120) days after their original invoice date shall not exceed Seven Hundred Fifty Thousand Dollars ($750,000) at any time;

            (c) such Accounts comply with the terms and conditions contained in
Section 7.2(b) of this Agreement;

            (d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

            (e) the chief executive office of the account debtor with respect to such Accounts is located in the United States of America or Canada (provided, that, at any time promptly upon Agent's request, Borrowers shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be reasonably required by Agent to perfect the security interests of Agent, for the benefit of the Lenders, in those Accounts of an account debtor with its chief executive office or principal place of business in Canada in accordance with the applicable laws of the Province of Canada in which such chief executive office or principal place of business is located and take or cause to be taken such other and further actions as Agent may reasonably request to enable Agent, as secured party with respect thereto, to collect such Accounts under the applicable Federal or Provincial laws of Canada) or, at Agent's option, if the chief executive office and principal place of business of the account debtor with respect to such Accounts is located other than in the United States of America or Canada, then if either: (i) the account debtor has delivered to the applicable Borrower an irrevocable letter of credit issued or confirmed by a bank reasonably satisfactory to Agent and payable only in the United States of America and in U.S. Dollars, sufficient to cover such Account, in form and substance reasonably satisfactory to Agent and if required by Agent, the original of such letter of credit has been delivered to Agent or Agent's agent and the applicable Borrower has complied with the terms of Section 5.2(f) hereof with respect to the assignment of the proceeds of such letter of credit to Agent, for the benefit of the Lenders, or naming Agent, for the benefit of the Lenders, as transferee beneficiary thereunder, as Agent may specify, or (ii) such Account is subject to credit insurance payable to Agent, for the benefit of the Lenders, issued by an insurer and on terms and in an amount acceptable to Agent, or (iii) such Account is otherwise reasonably acceptable in all respects to Agent (subject to such lending formula with respect thereto as Agent may determine);

            (f) such Accounts do not consist of progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon any Borrower's satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agent shall have received an agreement in writing from the account debtor, in form and substance reasonably satisfactory to Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

            (g) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and neither it nor its Affiliates engage in transactions with any Borrower which may give rise to any right of setoff or recoupment against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by any Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts);

            (h) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

            (i) such Accounts are subject to the first priority, valid and perfected security interest of Agent and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement;

            (j) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee, agent or other Affiliate of any Borrower;

            (k) the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Agent's request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner reasonably satisfactory to Agent;

            (1) there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor's financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding);

            (m) such Accounts of a single account debtor and its Affiliates do not constitute more than (i) in the case of Best Buy, thirty-eight percent (38%), or in the case of Walmart, fifteen percent (15%) of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage may, subject to the other criteria set forth herein, be deemed Eligible Accounts) or (ii) in the case of all other account debtors, ten percent (10%) of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage may, subject to the other criteria set forth herein, be deemed Eligible Accounts);

            (n) such Accounts are not owed by an account debtor who has Accounts deemed ineligible under clause (b) above which constitute more than fifty percent (50%) of the total Accounts of such account debtor;

            (o) the account debtor is not located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit the applicable Borrower to seek judicial enforcement in such State of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

            (p) such Accounts are owed by account debtors whose total indebtedness to any Borrower does not exceed the credit limit with respect to such account debtors as determined by such Borrower from time to time in the ordinary course of business consistent with its current practices as of the date hereof and as is reasonably acceptable to Agent (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Accounts); and

            (q) such Accounts are owed by account debtors deemed creditworthy at all times by Agent in good faith.

The criteria for Eligible Accounts set forth above may only be changed and any new criteria for Eligible Accounts may only be established by Agent in good faith based on either: (x) an event, condition or other circumstance arising after the date hereof, or (y) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from Borrowers prior to the date hereof, in either case under clause (x) or (y) which adversely affects or could reasonably be expected to adversely affect the Accounts in the good faith determination of Agent. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

      1.24 "Eligible Equipment" shall mean Equipment acceptable to Agent based on the criteria set forth below. In general, Eligible Equipment shall not include:

            (a) fixtures;

            (b) components which are not part of finished goods;

            (c) spare parts for equipment;

            (d) supplies used or consumed in any Borrower's business;

            (e) Equipment at premises other than those owned and controlled by a Borrower, except any Equipment which would otherwise be deemed Eligible Equipment that is not located at premises owned and operated by a Borrower may nevertheless be considered Eligible Equipment:

                  (i) if located at a location which is leased by a Borrower with respect to which Agent has received a Collateral Access Agreement from the owner and lessor of such location, duly authorized, executed and delivered by such owner and lessor or if Agent shall not have received such Collateral Access Agreement (or Agent has received a Collateral Access Agreement which does not include all required provisions or is otherwise not in the form required by Agent), Agent may, at its option, nevertheless consider Equipment at such location to be Eligible Equipment to the extent Agent has established Reserves in respect of amounts at any time payable by such Borrower to the owner and lessor thereof as Agent may determine, and

                  (ii) if located at a location which is owned and operated by a third person with respect to which Agent has received (A) a Collateral Access Agreement from such owner and operator with respect to such location, duly authorized, executed and delivered by such owner and operator or if Agent shall not have received such Collateral Access Agreement (or Agent has received a Collateral Access Agreement which does not include all required provisions or is otherwise not in the form required by Agent), Agent may, at its option, nevertheless consider Equipment at such location to be Eligible Equipment to the extent Agent has established Reserves in respect of amounts at any time payable by such Borrower to the owner and operator thereof as Agent may determine, and
(B) if required by Agent: (1) UCC-1 financing statements between the owner and operator, as bailee and such Borrower, as bailor, in form and substance reasonably satisfactory to Agent, which are duly assigned to Agent, in its capacity as agent for Lenders, and (2) a written notice to such owner and operator of Agent's first priority security interest in such Equipment, for itself and the ratable benefit of Lenders;

            (f) Equipment subject to a security interest or lien in favor of any person other than Agent except those permitted in this Agreement (but without limiting the right of Agent to establish any Reserves with respect to amounts secured by such security interest or lien in favor of any Person even if permitted herein);

            (g) unserviceable, obsolete worn-out, defective or damaged
Equipment;

            (h) Equipment which is not subject to the first priority, valid and perfected security interest of Agent, for itself and the ratable benefit of Lenders;

            (i) Equipment located outside the United States of America.

Any Equipment which is not Eligible Equipment shall nevertheless be part of the Collateral.

      1.25 "Eligible Inventory" shall mean Inventory consisting of finished goods held for resale in the ordinary course of the business of a Borrower and raw materials for such finished goods, in each case which are acceptable to Agent based on the criteria set forth below. In general, Eligible Inventory shall not include:

            (a) work-in process;

            (b) components which are not part of finished goods;

            (c) spare parts for equipment;

            (d) packaging and shipping materials;

            (e) supplies used, or consumed in any Borrower's business;

            (f) Inventory at premises other than those owned and controlled by a Borrower, except any Inventory which would otherwise be deemed Eligible Inventory that is not located at premises owned and operated by a Borrower may nevertheless be considered Eligible Inventory:

                  (i) if located at a location which is leased by a Borrower with respect to which Agent has received a Collateral Access Agreement from the owner and lessor of such location, duly authorized, executed and delivered by such owner and lessor or if Agent shall not have received such Collateral Access Agreement (or Agent has received a Collateral Access Agreement which does not include all required provisions or is otherwise not in the form required by Agent), Agent may, at its option, nevertheless consider Inventory at such location to be Eligible Inventory to the extent Agent has established Reserves in respect of amounts at any time payable by such Borrower to the owner and lessor thereof as Agent may determine, and

                  (ii) if located at a location which is owned and operated by a third person with respect to which Agent has received (A) a Collateral Access Agreement from such owner and operator with respect to such location, duly authorized, executed and delivered by such owner and operator or if Agent shall not have received such Collateral Access Agreement (or Agent has received a Collateral Access Agreement which does not include all required provisions or is otherwise not in the form required by Agent), Agent may, at its option, nevertheless consider Inventory at such location to be Eligible Inventory to the extent Agent has established Reserves in respect of amounts at any time payable by such Borrower to the owner and operator thereof as Agent may determine, and
(B) if required by Agent: (1) UCC-1 financing statements between the owner and operator, as consignee or bailee and such Borrower, as consignor or bailor, in form and substance reasonably satisfactory to Agent, which are duly assigned to Agent, in its capacity as agent for Lenders, and (2) a written notice to any lender to such owner and operator of Agent's first priority security interest in such Inventory, for itself and the ratable benefit of Lenders;

            (g) Inventory subject to a security interest or lien in favor of any person other than Agent except those permitted in this Agreement (but without limiting the right of Agent to establish any Reserves with respect to amounts secured by such security interest or lien in favor of any Person even if permitted herein);

            (h) bill and hold goods;

            (i) unserviceable, obsolete or slow moving Inventory;

            (j) Inventory which is not subject to the first priority, valid and perfected security interest of Agent, for itself and the ratable benefit of Lenders;

            (k) returned, damaged and/or defective Inventory, except that returned Inventory may, in Agent's reasonable credit judgment, be Eligible Inventory if a Borrower is able to determine and certify to Agent that such Inventory is undamaged, qualifies for sale to consumers as "new" goods under applicable Trade Commission rules, and is not otherwise disqualified as Eligible Inventory under another part of this definition;

            (l) Inventory purchased or sold on consignment;

            (m) Inventory in transit, except that up to Three Million Dollars ($3,000.000) in Value of Inventory in transit to a Borrower in the United States of America may nevertheless be deemed Eligible Inventory if Agent holds possession of all original bills of lading therefor in form and substance satisfactory to Lender; and

            (n) Inventory located outside the United States of America (other than in transit Inventory qualifying under clause (m) above).

The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Agent in good faith based on either: (x) an event, condition or other circumstance arising after the date hereof, or (y) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from Borrowers prior to the date hereof, in either case under clause (x) or (y) which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of Agent. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

      1.26 "Eligible Transferee" shall mean (a) any Lender; (b) any Affiliate of a Lender; and (c) any other commercial bank, financial institution or "accredited investor" (as defined in Regulation D under the Securities Exchange
Act) approved by Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected hereunder, Borrowers, such approval not to be unreasonably withheld, conditioned or delayed by Borrowers, and such approval to be deemed given by Borrowers if no objection from Borrowers is received by the assigning Lender and Agent within five (5) Business Days after notice of such proposed assignment has been provided by the assigning Lender or Agent to Borrowers; provided, that, no Borrower, Obligor, or any of their respective Affiliates shall qualify as an Eligible Transferee.

      1.27 "Environmental Laws" shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Borrower and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term "Environmental Laws" includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws, and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of. the presence of or exposure to any Hazardous Materials.

      1.28 "Equipment" shall mean all of each Borrower's now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment and computer hardware and software, whether owned or licensed, and including embedded software, vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

      1.29 "ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.

      1.30 "ERISA Affiliate" shall mean any person required to be aggregated with any Borrower or any Borrower's Subsidiary under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

      1.31 "ERISA Event" shall mean (a) any "reportable event", as defined in
Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the Code or
Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the occurrence of a "prohibited transaction" with respect to which any Borrower or any of its Subsidiaries is a "disqualified person" (within the meaning of Section 4975 of the Code) or with respect to which such Borrower or any of its Subsidiaries could otherwise be liable; (f) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (g) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Plan; (h) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (i) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate in excess of Twenty-Five Thousand Dollars ($25,000); and (j) any other event or condition with respect to a Plan including any Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of any Borrower.

      1.32 "Eurodollar Rate" shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one percent (1%)) at which Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by Borrowers and approved by Lender) on or about 9:00 a.m. (New York time) two (2) Business Days prior to the commencement of such

Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to Borrowers in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by Borrowers.

      1.33 "Eurodollar Rate Loans" shall mean any Revolving Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

      1.34 "Eurodollar Rate Margin" shall mean two and one-half percent (2.50%) per annum, provided that so long as no Default or Event of Default has occurred, and subject to Agent's receipt of Borrower Agent's Form 10-K (as filed with the Securities and Exchange Commission) and its audited financial statements as required hereunder for the fiscal year ending December 31, 2004, and subject further to Agent's receipt of Borrower Agent's Form 10-Q or Form 10-K (as applicable and as filed with the Securities and Exchange Commission) and its financial statements as required hereunder for each fiscal quarter commencing with the fiscal quarter ending March 31, 2005, the Eurodollar Rate Margin shall be adjusted (effective as of the first day of the month immediately following Agent's receipt of those documents) as follows based upon the average daily Excess Availability hereunder during such fiscal quarter:

       Excess Availability                     Eurodollar Rate Margin
       -------------------                     ----------------------
Greater than or equal to $10,000,000                    2.00%
Greater than or equal to $9,000,000                     2.25%
Greater than or equal to $8,000,000                     2.50%
       Less than $7,500,000                             2.75%

      1.35 "Event of Default" shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

      1.36 "Excess" shall have the meaning set forth in Section 3.1(e) hereof.

      1.37 "Excess Availability" shall mean the amount, as determined by Agent, calculated at any time, equal to: (a) the lesser of: (i) the Borrowing Base and
(ii) the Revolving Loan Limit (in each case under (i) and (ii) after giving effect to any Reserves other than any Reserves in respect of Letter of Credit Accommodations), minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations (but not including for this purpose the then outstanding principal amount of the Term Loan), plus (ii) the amount of all Reserves then established in respect of Letter of Credit Accommodations, plus both of the following for the purposes of the condition in Section 4.1 (f) hereof (and not for any other purposes): (iii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of each Borrower which are more than sixty (60) days past due as of such time; and (iv) the amount of checks issued by any Borrower to pay trade payables and other obligations which are more than sixty (60) days past due as of such time, but not yet sent (but without duplication of clause (b)(iii) above) and the book overdraft of each Borrower.

      1.38 "Exchange Act" shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

      1.39 "Final Maturity Date" shall mean March 29, 2007.

      1.40 "Financing Agreements" shall mean, collectively, this Agreement and all notes, guarantees, security agreements, Deposit Account Control Agreements, Investment Property Control Agreements, Collateral Access Agreements, intercreditor agreements, and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or any Obligor in connection with this Agreement.

      1.41 "Fixed Charge Coverage Ratio" shall mean, for any period, the ratio of (a) earnings before interest and taxes plus depreciation and amortization expenses, less cash payments for taxes, to (b) the sum of Interest Expense, management fees, principal payments on Indebtedness, and Capital Expenditures, in each case during such period.

      1.42 "Funding Bank" shall have the meaning set forth in Section 3.2(a) hereof.

      1.43 "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Section 9.17 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered to Agent prior to the date hereof.

      1.44 "Governmental Authority" shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

      1.45 "Hazardous Materials" shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

      1.46 "Hilco Note" shall mean that certain Term Promissory Note dated March 29, 2004, executed by Borrowers to the order of Hilco Capital LP for the original principal sum of Four Million Dollars ($4,000,000), as extended or renewed from time to time.

      1.47 "Indebtedness" shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services that is not overdue by more than ninety (90) days, unless the trade payable is being contested in good faith); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition;
(e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker's acceptances, drafts or similar documents or instruments issued for such Person's account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency or commodity values; and (i) all obligations owed by such Person under License Agreements with respect to non-refundable, advance or minimum guaranty royalty payments.

      1.48 "Information Certificates" shall mean, collectively, the Information Certificates of each Borrower constituting Exhibit B hereto containing material information with respect to such Borrower, its business and assets provided by or on behalf of such Borrower to Lender in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein; sometimes referred to individually as an "Information Certificate."

      1.49 "Intellectual Property" shall mean all of each Borrower's now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright registrations, trademarks, service marks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or the license of any trademark); customer and other lists in whatever form maintained; and trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registrations; software and contract rights relating to software, in whatever form created or maintained.

      1.50 "Interest Expense" shall mean, for any period, as to any Person and its Subsidiaries, all of the following as determined in accordance with GAAP, total interest expense, whether paid or accrued (including the interest component of Capital Leases for such period), including, without limitation, all bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker's acceptances or similar instruments, but excluding
(a) amortization of discount and amortization of deferred financing fees and closing costs paid in cash in connection with the transactions contemplated hereby, (b) interest paid in property other than cash and (c) any other interest expense not payable in cash.

      1.51 "Interest Period" shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), or three (3) months duration as Borrowers may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, Borrowers may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

      1.52 "Interest Rate" shall mean, as to Prime Rate Loans, a rate equal to the sum of the Prime Rate Margin plus the Prime Rate and, as to Eurodollar Rate Loans, a rate equal to the sum of the Eurodollar Rate Margin plus the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by Borrowers as in effect three (3) Business Days after the date of receipt by Agent of the request of Borrowers for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to Borrowers) and, as to the Term Loans, a rate equal to one percent (1.00%) per annum in excess of the Prime Rate; provided, that, notwithstanding anything to the contrary contained herein, the Interest Rate shall mean a rate two percent (2.00%) higher than those provided above, at Agent's option, without notice, (a) either (i) for the period on and after the date of termination or non-renewal hereof until such time as all Obligations are indefeasibly paid and satisfied in full in immediately available funds, or (ii) for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as reasonably determined by Agent and (b) on the Revolving Loans at any time outstanding in excess of the amounts available to Borrowers under Section 2 (whether or not such excess(es) arise or are made with or without Agent's or any Lender's knowledge or consent and whether made before or after an Event of Default).

      1.53 "Inventory" shall mean all of each Borrower's now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Borrower as lessor; (b) are held by such Borrower for sale or lease or to be furnished under a contract of service; (c) are furnished by such Borrower under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

      1.54 "Investment Property Control Agreement" shall mean an agreement in writing, in form and substance satisfactory to Agent, by and among Agent, a Borrower and any securities intermediary, commodity intermediary or other Person who has custody, control or possession of any investment property of such Borrower agreeing and acknowledging that, inter alia, such Person has custody, control or possession of such investment property on behalf of Agent, that such Person will comply with entitlement orders originated by Agent with respect to such investment property, or other instructions of Agent, and such Person will apply any value distributed on account of any commodity contract as directed by Agent, in each case, without the further consent of such Borrower, and including such other terms and conditions as Agent may require.

      1.55 "Letter of Credit Accommodations" shall mean, collectively, the letters of credit, merchandise purchase or other guaranties which are from time to time either (a) issued or opened by Agent or any Lender for the account of any Borrower or any Obligor or (b) with respect to which Agent on behalf of Lenders has agreed to indemnify the issuer or guaranteed to the issuer the performance by any Borrower of its obligations to such issuer; sometimes being referred to herein individually as a "Letter of Credit Accommodation."

      1.56 "Letter of Credit Rate" shall mean two and one-half percent (2.50%) per annum, provided that so long as no Default or Event of Default has occurred, and subject to Agent's receipt of Borrower Agent's Form 10-K (as filed with the Securities and Exchange Commission) and its audited financial statements as required hereunder for the fiscal year ending December 31, 2004, and subject further to Agent's receipt of Borrower Agent's Form 10-Q or Form 10-K (as applicable and as filed with the Securities and Exchange Commission) and its financial statements as required hereunder for each fiscal quarter commencing with the fiscal quarter ending March 31, 2005, the Letter of Credit Rate shall be adjusted (effective as of the first day of the month immediately following Agent's receipt of those documents) as follows based upon the average daily Excess Availability hereunder during such fiscal quarter:

        Excess Availability                       Letter of Credit Rate
        -------------------                       ---------------------
Greater than or equal to $10,000,000                     2.00%
Greater than or equal to $9,000,000                      2.25%
Greater than or equal to $8,000,000                      2.50%
    Less than $7,500,000                                 2.75%

      1.57 "License Agreements" shall have the meaning set forth in Section 8.10 hereof.

      1.58 "Loans" shall mean the Revolving Loans and the Term Loan.

      1.59 "Material Contract" shall mean (a) any contract or other agreement (other than the Financing Agreements), written or oral, of any Borrower involving monetary liability of or to any Person in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year and (b) any other contract or other agreement (other than the Financing Agreements), whether written or oral, to which any Borrower is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations or prospects of such Borrower or the validity or enforceability of this Agreement, any of the other Financing Agreements, or any of the rights and remedies of Agent or any Lender hereunder or thereunder.

      1.60 "Maximum Credit"'shall mean the amount of Forty-Five Million Dollars ($45,000,000).

      1.61 "Maximum Interest Rate" shall mean the maximum non-usurious rate of interest under applicable Federal or State law as in effect from time to time that may be contracted for, taken, reserved, charged or received in respect of the Obligations.

      1.62 "Minority Lenders" shall have the meaning set forth in Section 11.3(c) hereof.

      1.63 "Multiemployer Plan" shall mean a "multi-employer plan" as defined in
Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Borrower or any ERISA Affiliate.

      1.64 "Net Orderly Liquidation Value" shall mean with respect to Eligible Inventory or Eligible Equipment the orderly liquidation value thereof, net of liquidation expenses, as determined by Agent in its reasonable credit judgment based upon the most current appraisal report furnished to Agent in accordance with the terms hereof.

      1.65 "New Lending Office" shall have the meaning set forth in Section 6.5(e) hereof.

      1.66 "Non-U.S. Lender" shall have the meaning set forth in Section 6.5(e) hereof.

      1.67 "Obligations" shall mean any and all Revolving Loans, the Term Loan, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any Borrower to Agent or any Lender and/or any of their respective affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to such Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Agent or any Lender.

      1.68 "Obligor" shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than a Borrower.

      1.69 "Other Taxes" shall mean any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Financing Agreements.

      1.70 "Participant" shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letter of Credit Accommodations in conformity with the provisions of Section
14.6 of this Agreement governing participations.

      1.71 "Payment Account" shall mean account no. 5000000030321 of Agent at Wachovia Bank, National Association, or such other account of Agent as Agent may from time to time designate to Borrowers as the Payment Account for purposes of this Agreement.

      1.72 "Person" or "person" shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

      1.73 "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years.

      1.74 "Prime Rate" shall mean the rate from time to time publicly announced by the Reference Bank as its prime rate, whether or not such announced rate is the best rate available at such bank.

      1.75 "Prime Rate Loans" shall mean any Revolving Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

      1.76 "Prime Rate Margin" shall mean one-half of one percent (0.50%) per annum, provided that so long as no Default or Event of Default has occurred, and subject to Agent's receipt of Borrower Agent's Form 10-K (as filed with the Securities and Exchange Commission) and its audited financial statements as required hereunder for the fiscal year ending December 31, 2004, and subject further to Agent's receipt of Borrower Agent's Form 10-Q or Form 10-K (as applicable and as filed with the Securities and Exchange Commission) and its financial statements as required hereunder for each fiscal quarter commencing with the fiscal quarter ending March 31, 2005, the Prime Rate Margin shall be adjusted (effective as of the first day of the month immediately following Agent's receipt of those documents) as follows based upon the average daily Excess Availability hereunder during such fiscal quarter:

        Excess Availability                     Prime Rate Margin
        -------------------                     -----------------
Greater than or equal to $10,000,000                  0.00%
Greater than or equal to $9,000,000                   0.25%
Greater than or equal to $8,000,000                   0.50%
       Less than $7,500,000                           0.75%

      1.77 "Pro Rata Share" shall mean:

            (a) with respect to a Revolving Loan Lender's obligation to make Revolving Loans and receive payments relative thereto, the fraction (expressed as a percentage) the numerator of which is such Lender's Revolving Loan Commitment and the denominator of which is the aggregate amount of all of the Revolving Loan Commitments of Revolving Loan Lenders, as adjusted from time to time in accordance with the provisions of Section 14.6 hereof;

provided, that, if the Revolving Loan Commitments have been terminated, the numerator shall be the unpaid amount of such Lender's Revolving Loans and its interest in the Letter of Credit Accommodations and the denominator shall be the aggregate amount of all unpaid Revolving Loans and Letter of Credit Accommodations; and

            (b) with respect to a Term Loan Lender's obligation to make Term Loans and receive payments relative thereto, the fraction (expressed as a percentage) the numerator of which is such Lender's Term Loan Commitment and the denominator of which is the aggregate amount of all of the Term Loan Commitments of Term Loan Lenders, as adjusted from time to time in accordance with Section
14.6 hereof, provided, that, if the Term Loan Commitments have been terminated, the numerator shall be the unpaid amount of such Lender's Term Loans and the denomination shall be the aggregate amount of all unpaid Term Loans; and

            (c) with respect to all other matters (including the indemnification obligations arising under Section 12.5 hereof), the fraction (expressed as a percentage) the numerator of which is such Lender's Total Commitment to make Loans and the denominator of which is the aggregate amount of all of the Total Commitments of Lenders.

      1.78 "PTCE 95-60" shall have the meaning set forth in Section 14.6(a) hereof.

      1.79 "Real Property" shall mean all now owned and hereafter acquired real property of each Borrower, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

      1.80 "Receivables" shall mean all of the following now owned or hereafter arising or acquired property of each Borrower: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; and (c) all payment intangibles of such Borrower and other contract rights, chattel paper, instruments, notes, and other forms of obligations owing to such Borrower, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by such Borrower or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of such Borrower) or otherwise associated with any Accounts, Inventory or general intangibles of such Borrower (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to such Borrower in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to such Borrower from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which such Borrower is a beneficiary).

      1.81 "Records" shall mean all of each Borrower's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of such Borrower with respect to the foregoing maintained with or by any other person).

      1.82 "Reference Bank" shall mean Wachovia Bank, National Association, its successor or such other bank as Lender may from time to time designate.

      1.83 "Register" shall have the meaning set forth in Section 14.6(b) hereof.

      1.84 "Report" and "Reports" shall have the meaning set forth in Section 12.10(a) hereof.

      1.85 "Required Lenders" shall mean, at any time, those Lenders whose Pro Rata Shares, based on their respective Total Commitments, aggregate sixty-six and two-thirds (66 2/3%) percent or more of the aggregate of the Total Commitments of all Lenders, or if the Commitments shall have been terminated, Lenders to whom at least sixty-six and two-thirds (66 2/3%) percent of the then outstanding Obligations are owing.

      1.86 "Reserves" shall mean as of any date of determination, such amounts as Agent may from time to time establish and revise in good faith reducing the amount of Revolving Loans and Letter of Credit Accommodations which would otherwise be available to Borrowers under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or any other property which is security for the Obligations or its value, (ii) the assets, business or prospects of any Borrower or any Obligor or (iii) the security interests and other rights of Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Agent's good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower or any Obligor to Agent is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding Letter of Credit Accommodations as provided in Section 2.2 hereof or
(d) in respect of any state of facts which Agent determines in good faith constitutes a Default or an Event of Default. Without limiting the generality of the foregoing, Reserves may be established, at Agent's option, in an amount up to the sum of the principal installments becoming due on the Term Loans during the immediately following twelve (12) months, and if warranty claims against Borrowers (calculated in accordance with Schedule 1.86 hereto as the sum of "Net Repair Costs" plus "Outsourced Repairs") exceed two percent (2%) of their gross sales (both calculated as of the last day of each fiscal quarter based upon the trailing twelve (12) months), in an amount up to such excess (during the immediately following fiscal quarter), and to reflect that (u) dilution with respect to the Accounts (based on the ratio of the aggregate amount of non-cash reductions in Accounts for any period to the aggregate dollar amount of the sales of Borrowers for such period) as calculated by Agent for any period is or is reasonably anticipated to be greater than five (5%) percent, (v) the Net Orderly Liquidation Value of the Equipment as set forth in the most recent acceptable appraisals received by Agent with respect thereto has declined so that the then outstanding principal amount of the Term Loan is greater than such percentage with respect to such appraised values as Agent and the Lenders used in establishing the original principal amount of the Term Loan multiplied by such appraised values, (w) returns, discounts, claims, credits and allowances of any nature that are not paid pursuant to the reduction of Accounts, (x) the sales, excise or similar taxes included in the amount of any Accounts reported to Agent, (y) a change in the turnover, age or mix of the categories of Inventory that adversely affects the aggregate value of all Inventory or (z) the liquidation value of the Eligible Inventory, or any category thereof, has decreased. Additionally, without limiting the Reserves that Agent may establish pursuant to the foregoing provisions, Agent will establish a Reserve on the Closing Date in the amount of Two Million Dollars ($2,000,000), which will be released upon Agent's receipt of the Borrowers' financial statements as required hereunder for the periods ending July 31, 2004, if the Fixed Charge Coverage Ratio of Borrowers and their Subsidiaries, on a consolidated basis, for the four (4) months then ended, is not less than 1.50 to one, or if such Fixed Charge Coverage Ratio for any subsequent four (4) consecutive months is not less than 1.50 to one, such Reserve will be released upon Agent's receipt of the required financial statements covering those months. Finally, Agent will establish a Reserve in the amount of One Million Dollars ($1,000,000) pending completion of its audit. To the extent Agent may revise the lending formulas used to determine the Borrowing Base or establish new criteria or revise existing criteria for Eligible Accounts or Eligible Inventory so as to address any circumstances, condition, event or contingency in a manner satisfactory to Agent, Agent shall not establish a Reserve for the same purpose. The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Agent in good faith.

      1.87 "Revolving Loan Commitment" shall mean, at any time, as to each Revolving Loan Lender, the principal amount set forth below such Lender's signature on the signature pages hereto designated as the Revolving Loan Commitment or on Schedule 1 to the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of
Section 14.6 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as "Revolving Loan Commitments."

      1.88 "Revolving Loan Lenders" shall mean, collectively, those Lenders making Revolving Loans or providing Letter of Credit Accommodations and their respective successors and assigns; sometimes being referred to herein individually as a "Revolving Loan Lender."

      1.89 "Revolving Loan Limit" shall mean Forty-Five Million Dollars ($45,000,000).

      1.90 "Revolving Loans" shall mean the loans now or hereafter made by or on behalf of any Revolving Loan Lender or by Agent for the ratable account of any Revolving Loan Lender, to or for the benefit of any Borrower on a revolving basis (involving advances, repayments and readvances) as set forth in Section
2.1 hereof.

      1.91 "Settlement Period" shall have the meaning set forth in Section 6.10(b) hereof.

      1.92 "Solvent" shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date thereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guaranties given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guaranty the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

      1.93  "Special Agent Advances" shall have the meaning set forth in Section
12.11 (a) hereof.

      1.94 "Subsidiary" or "subsidiary" shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

      1.95 "Taxes" shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of any Lender, such taxes (including income taxes, franchise taxes or capital taxes) as are imposed on or measured by such Lender's net income or capital by any jurisdiction (or any political subdivision thereof).

      1.96 "Term Loan Commitment" shall mean, at any time, as to each Term Loan Lender, the principal amount set forth below such Lender's signature on the signature pages hereto designated as the Term Loan Commitment or on Schedule 1 to the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.6 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as "Term Loan Commitments."

      1.97 "Term Loan Lenders" shall mean, collectively, those Lenders who have made the Term Loan, and their respective successors and assigns; sometimes being referred to herein individually as a "Term Loan Lender."

      1.98 "Term Loans" shall have the meaning set forth in Section 2.3 hereof; sometimes being referred to herein individually as a "Term Loan."

      1.99 "Term Notes" shall mean, collectively, those certain Term Promissory Notes, issued by Borrowers to each Term Loan Lender to evidence the Term Loans, as the same originally exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

      1.100 "Total Commitment" shall mean, at any time, as to each Lender, the principal amount set forth below such Lender's signature on the signature pages hereto designated as the Total Commitment or on Schedule 1 to the Assignment and Acceptance pursuant to which such

Lender become a Lender hereunder in accordance with the provisions of Section
14.6 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as "Total Commitments."

      1.101 "Transferee" shall mean any Person to whom any Lender may transfer its rights, interest and obligations hereunder.

      1.102 "UCC" shall mean the Uniform Commercial Code as in effect in the State of California, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of California on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Lender may otherwise determine).

      1.103 "Value" shall mean, as determined by Lender in good faith, with respect to Inventory, the lower of (a) cost computed on a first-in-first-out basis in accordance with GAAP or (b) market value provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include: (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower or (B) write-ups or write downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Agent prior to the date hereof, if any.

      1.104 "Voting Stock" shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

SECTION 2. CREDIT FACILITIES

      2.1  Revolving Loans.

            (a) Subject to and upon the terms and conditions contained herein, each Revolving Loan Lender severally (and not jointly) agrees to fund its Pro Rata Share of Revolving Loans to Borrowers from time to time in amounts requested by Borrowers up to the amount equal to the lesser of: (i) the Borrowing Base or (ii) the Revolving Loan Limit.

            (b) Except in Agent's discretion, with the consent of all Lenders,
(i) the aggregate amount of the Revolving Loans outstanding at any time shall not exceed the Revolving Loan Limit and (ii) the aggregate amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit. In the event that the outstanding amount of any component of the Loans, or the aggregate amount of the outstanding Loans and Letter of Credit Accommodations, exceed the amounts available pursuant to the Borrowing Base, the Revolving Loan Limit, the sublimits for Letter of Credit Accommodations set forth in Section 2.2(e) or the Maximum Credit, as applicable, such event shall not limit, waive or otherwise affect any rights of Agent or any Lender in that circumstance or on any future occasions and Borrowers shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent, for the ratable benefit of Lenders, the entire amount of any such excess(es) for which payment is demanded.

      2.2   Letter of Credit Accommodations.

            (a) Subject to and upon the terms and conditions contained herein, at the request of Borrowers, Agent agrees, for the ratable risk of each Revolving Loan Lender according to its Pro Rata Share, to provide or arrange for Letter of Credit Accommodations for the account of Borrowers containing terms and conditions acceptable to Agent and the issuer thereof. Any payments made by Agent or any Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations shall constitute additional Revolving Loans to Borrowers pursuant to this Section 2.

            (b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrowers shall pay to Agent for the benefit of Revolving Loan Lenders, a letter of credit fee at a rate equal to Letter of Credit Rate on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, except that Agent may, and upon the written direction of the Required Lenders shall, require Borrowers to pay to Agent, for the benefit of Revolving Loan Lenders, such letter of credit fee, at a rate equal to two percent (2%) per annum in excess of the Letter of Credit Rate on such daily outstanding balance for: (i) the period from and after the date of termination or non-renewal hereof until Agent, for the ratable benefit of Revolving Loan Lenders, has received full and final payment of all Obligations (notwithstanding entry of a judgment against any Borrower) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Agent. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrowers to pay such fee shall survive the termination or non-renewal of this Agreement.

            (c) Borrowers shall give Agent two (2) Business Days' prior written notice of their request for the issuance of a Letter of Credit Accommodation. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit Accommodation requested, the effective date (which date shall be a Business Day) of issuance of such requested Letter of Credit Accommodation, whether such Letter of Credit Accommodations may be drawn in a single or in partial draws, the date on which such requested Letter of Credit Accommodation is to expire (which date shall be a Business Day), the purpose for which such Letter of Credit Accommodation is to be issued, and the beneficiary of the requested Letter of Credit Accommodation. Borrowers shall attach to such notice the proposed terms of the Letter of Credit Accommodation.

            (d) In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit Accommodations shall be available unless each of the following conditions precedent have been satisfied in a manner reasonably satisfactory to Agent: (i) Borrowers shall have delivered to the proposed issuer of such Letter of Credit Accommodation at such times and in such manner as such proposed issuer may require, an application in form and substance satisfactory to such proposed issuer and Agent for the issuance of the Letter of Credit Accommodation and such other documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit Accommodation shall be satisfactory to Agent and such proposed issuer, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit Accommodation, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed issuer of such Letter of Credit Accommodation refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit Accommodation; and (iii) the Excess Availability, prior to giving effect to any Reserves with respect to such Letter of Credit Accommodations, on the date of the proposed issuance of any Letter of Credit Accommodations, shall be equal to or greater than: (A) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory and the documents of title with respect thereto are consigned to the issuer, the sum of (1) the percentage equal to one hundred percent (100%) minus the then applicable percentage with respect to Eligible Inventory set forth in the definition of the term Borrowing Base multiplied by the Value or Net Orderly Liquidation Value (as applicable) of such Eligible Inventory, plus (2) freight, taxes, duty and other amounts which Agent estimates must be paid in connection with such Inventory upon arrival and for delivery to a Borrower's location for Eligible Inventory within the United States of America and (B) if the proposed Letter of Credit Accommodation is for any other purpose or the documents of title are not consigned to the issuer in connection with a Letter of Credit Accommodation for the purpose of purchasing Inventory, an amount equal to one hundred percent (100%) of the face amount thereof and all other commitments and obligations made or incurred by Agent and Lenders with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, a Reserve shall be established in the applicable amount set forth in Section 2.2(d)(iii)(A) or Section 2.2(d)(iii)(B) above.

            (e) Except in Agent's discretion, with the consent of all Lenders, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Agent or any Lender in connection therewith shall not at any time exceed Ten Million Dollars ($10,000,000).

            (f) Each Borrower shall indemnify and hold Agent and Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Agent or any Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation. Each Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed such Borrower's agent. Each Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Each Borrower hereby releases and holds Agent and each Lender harmless from and against any acts, waivers, errors, delays or omissions, whether caused by such Borrower, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation, except for the gross negligence or willful misconduct of Agent or such Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. The provisions of this Section 2.2(f) shall survive the payment of Obligations and the termination or non-renewal of this Agreement.

            (g) In connection with Inventory purchased pursuant to Letter of Credit Accommodations, Borrowers shall, at Agent's request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent, for itself and the ratable benefit of Lenders, holds a security interest to deliver them to Agent and/or subject to Agent's order, and if they shall come into any Borrower's possession, to deliver them, upon Agent's request, to Agent in their original form. Borrowers shall also, at Agent's request, designate Agent as the consignee on all bills of lading and other negotiable and non-negotiable documents.

            (h) Each Borrower hereby irrevocably authorizes and directs any issuer of a Letter of Credit Accommodation to name such Borrower as the account party therein and to deliver to Agent all instruments, documents and other writings and property received by issuer pursuant to the Letter of Credit Accommodations and to accept and rely upon Agent's instructions and agreements with respect to all matters arising in connection with the Letter of Credit Accommodations or the applications therefor. Nothing contained herein shall be deemed or construed to grant any Borrower any right or authority to pledge the credit of Agent or any Lender in any manner. Neither Agent nor any Lender shall have any liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Agent or such Lender unless Agent has duly executed and delivered to such issuer the application or a guaranty or indemnification in writing with respect to such Letter of Credit Accommodation. Borrowers shall be bound by any interpretation made in good faith by Agent, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of a Borrower.

            (i) So long as no Event of Default exists or has occurred and is continuing, the applicable Borrower with respect to any Letter of Credit Accommodation may, after notice to Agent, (i) approve or resolve any questions of non-compliance of documents, (ii) give any instructions as to acceptance or rejection of any documents or goods, (iii) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (iv) with Agent's consent, grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral.

            (j) At any time an Event of Default exists or has occurred and is continuing, Agent shall have the right and authority to, and no Borrower shall, without the prior written consent of Agent, (i) approve or resolve any questions of non-compliance of documents, (ii) give any instructions as to acceptance or rejection of any documents or goods, (iii) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders,
(iv) grant any extensions of the maturity of, time of payments for, or time of presentation of, any drafts, acceptances, or documents, and (v) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Agent may take such actions either in its own name or in any Borrower's name.

            (k) Any rights, remedies, duties or obligations granted or undertaken by any Borrower to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by such Borrower to Agent for the ratable benefit of Lenders. Any duties or obligations undertaken by Lender to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Lender in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrowers to Lender and to apply in all respects to Borrowers.

      2.3   Term Loan.

            (a) Subject to (i) the terms and conditions contained herein, (ii) Agent's receipt of a written appraisal of the Equipment in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely, and Agent's receipt of copies of all of Borrowers' leases of Equipment, and (iii) Agent's receipt of the financial statements of Borrowers as required hereunder for the periods ending June 30, 2004 and September 30, 2004, and Borrowers and their Subsidiaries, on a consolidated basis, maintaining a Fixed Charge Coverage Ratio of not less than 2.57 to one for the three (3) months ending June 30, 2004 and 2.23 to one for the six (6) months ending September 30, 2004, each Term Loan Lender severally (and not jointly) agrees to make a term loan to Borrowers (each a "Term Loan" and collectively the "Term Loans") on or after the Closing Date in an amount equal to such Term Loan Lender's Pro Rate Share of the lesser of Two Million Five Hundred Thousand Dollars ($2,500,000) or eighty percent (80%) of the Net Orderly Liquidation Value of Eligible Equipment. Except as Agent and Term Loan Lenders may otherwise agree, each Term Loan Lender shall make the amount of such Term Loan Lender's Term Loan available to Agent in immediately available funds by no later than 12:00 noon Los Angeles time on the Closing Date. After Agent's receipt of the proceeds, Agent shall make the proceeds of such Term Loans available to Borrowers as provided in Section 6.10 hereof.

            (b) The Term Loans are (i) evidenced by the Term Notes duly executed and delivered by Borrowers to each Term Loan Lender concurrently herewith, (ii) to be repaid, together with interest and other amounts, in accordance with this Agreement, the Term Notes and the other Financing Agreements, and (iii) secured by all of the Collateral. Borrowers shall repay the principal sum of the Term Loans in sixty (60) equal consecutive monthly installments due on the first day of the month immediately following the date on which the Term Loans are made, and on the first day of each month thereafter.

      2.4 Commitments. The aggregate amount of each Revolving Loan Lender's Pro Rata Share of the Revolving Loans and Letter of Credit Accommodations shall not exceed the amount of such Lender's Revolving Loan Commitment, as the same may from time to time be amended with the written acknowledgment of Agent. The aggregate amount of each Term Loan Lender's Pro Rata Share of the Term Loans shall not exceed the amount of such Lender's Term Loan Commitment, as the same may from time to time be amended, with the written acknowledgment of Agent.

SECTION 3.  INTEREST AND FEES

      3.1   Interest.

            (a) Borrowers shall pay to Agent, for the benefit of Lenders, interest on the outstanding principal amount of the Loans at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination or non-renewal hereof shall be payable on demand.

            (b) Borrowers may from time to time request Eurodollar Rate Loans or may request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from Borrowers shall specify the amount of the Eurodollar Rate Loans or the amount of the Prime Rate Loans to be converted to Eurodollar Rate Loans or the amount of the Eurodollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Agent of such a request from Borrowers, such Eurodollar Rate Loans shall be made, such Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Default or Event of Default shall exist or have occurred and be continuing, (ii) no party hereto shall have sent any notice of termination or non-renewal of this Agreement, (iii) Borrowers shall have complied with such customary procedures as are established by Agent and specified by Agent to Borrowers from time to time for requests by Borrowers for Eurodollar Rate Loans, (iv) no more than six (6) Interest Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than Four Million Dollars ($4,000,000) or an integral multiple of One Million Dollars ($1,000,000) in excess thereof, (vi) the maximum amount of the Eurodollar Rate Loans at any time requested by Borrowers shall not exceed the amount equal to ninety percent (90%) of the lowest principal amount of the Revolving Loans which it is anticipated will be outstanding during the applicable Interest Period, in each case as determined by Agent (but with no obligation of Agent or any Lender to make such Loans), and
(vii) Agent and Revolving Loan Lenders shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to such Lender and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrowers. Any request by Borrowers for Eurodollar Rate Loans or to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Agent, Revolving Loan Lenders and Reference Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agent, Revolving Loan Lenders and Reference Bank had purchased such deposits to fund the Eurodollar Rate Loans.

            (c) Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Agent has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Agent's option, upon notice by Agent to Borrowers, convert to Prime Rate Loans in the event that this Agreement shall terminate or not be renewed. Borrowers shall pay to Agent, for the benefit of Lenders, upon demand by Agent (or Agent may, at its option, charge any loan account of any Borrower) any amounts required to compensate any Revolving Loan Lender, the Reference Bank or any Participant with any Revolving Loan Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing.

            (d) Interest shall be payable by Borrowers to Agent, for the benefit of Lenders monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs.

            (e) No agreements, conditions, provisions or stipulations contained in this Agreement or any of the other Financing Agreements or any Event of Default, or the exercise by Agent or any Lender of the right to accelerate the payment or the maturity of all or any portion of the Obligations, or the exercise by Agent or any Lender of any option whatsoever contained in this Agreement or any of the other Financing Agreements, or the prepayment by any Borrower of any of the Obligations, or the occurrence of any event or contingency whatsoever, shall entitle Agent and Lenders to contract for, charge or receive, in any event, interest exceeding the Maximum Interest Rate. In no event shall any Borrower be obligated to pay interest exceeding such Maximum Interest Rate. All agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel any Borrower to pay a rate of interest exceeding the Maximum Interest Rate shall be without binding force or effect, at law or in equity, to the extent of the excess of interest over such Maximum Interest Rate. In the event any interest is contracted for, charged or received in excess of the Maximum Interest Rate ("Excess"), each Borrower acknowledges and stipulates that any such contract, charge or receipt shall be the result of an accident and bona fide error, and that any Excess received by Agent or any Lender shall be applied, first, to the payment of the then outstanding and unpaid principal hereunder; second, to the payment of the other Obligations then outstanding and unpaid; and third, returned to Borrowers, it being the intent of the parties hereto not to enter at any time into a usurious or otherwise illegal relationship. Each Borrower recognizes that, with fluctuations in the rate of interest set forth in this
Section 3.1 of this Agreement and the Maximum Interest Rate, such an unintentional result could inadvertently occur. By the execution of this Agreement, each Borrower agrees that (i) the credit or return of any Excess shall constitute the acceptance by such Borrower of such Excess, and (ii) such Borrower shall not seek or pursue any other remedy, legal or equitable, against Agent or any Lender, based in whole or in part upon contracting for, charging or receiving of any interest in excess of the Maximum Interest Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Agent or any Lender, all interest at any time contracted for, charged or received by Agent or any Lender in connection with this Agreement or any of the other Financing Agreements shall be amortized, prorated, allocated and spread during the entire term of this Agreement in accordance with the amounts outstanding from time to time hereunder and the Maximum Interest Rate from time to time in effect in order to lawfully charge the maximum amount of interest permitted under applicable law.

      3.2   Changes in Laws and Increased Costs of Loans.

            (a) If after the date hereof, either (i) any change in, or in the interpretation of, any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to Agent, any Lender or any banking or financial institution from whom Agent or any Lender borrows funds or obtains credit (a "Funding Bank"), or (ii) a Funding Bank, Agent or any Lender complies with any future guideline or request from any central bank or other Governmental Authority or (iii) a Funding Bank, Agent or any Lender determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank, Agent or any Lender complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on Agent's or such Lender's capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank's. Agent's or such Lender's policies with respect to capital adequacy) by an amount deemed by Agent or such Lender to be material, and the result of any of the foregoing events described in clauses (i), (ii) or (iii) is or results in an increase in the cost to Agent or any Lender of funding or maintaining the Loans or the Letter of Credit Accommodations, then Borrowers shall from time to time upon demand by Agent, for itself or the applicable Lender, pay to Agent, for itself or the applicable Lender, additional amounts sufficient to indemnify Agent or the applicable Lender against such increased cost on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified). A certificate as to the amount of such increased cost shall be submitted to Borrowers by Agent and shall be conclusive, absent manifest error.

            (b) If prior to the first day of any Interest Period, (i) Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, (ii) Agent determines that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to Agent and/or the Lenders of making or maintaining Eurodollar Rate Loans during such Interest Period, or (iii) Dollar deposits in the principal amounts of the Eurodollar Rate Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, Agent shall give telecopy or telephonic notice thereof to Borrowers as soon as practicable thereafter, and will also give prompt written notice to Borrowers when such conditions no longer exist. If such notice is given (A) any Eurodollar Rate Loans requested to be made on the first day of such Interest Period shall be made as Prime Rate Loans, (B) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Rate Loans shall be converted to or continued as Prime Rate Loans and (C) each outstanding Eurodollar Rate Loan shall be converted, on the last day of the then-current Interest Period thereof, to Prime Rate Loans. Until such notice has been withdrawn by Agent, no further Eurodollar Rate Loans shall be made or continued as such, nor shall Borrower have the right to convert Prime Rate Loans to Eurodollar Rate Loans.

            (c) Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for Agent or any Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (i) Agent shall promptly give written notice of such circumstances to Borrowers (which notice shall be withdrawn whenever such circumstances no longer exist), (ii) the commitment of Lenders hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such and convert Prime Rate Loans to Eurodollar Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for Agent and/or the Lenders to make or maintain Eurodollar Rate Loans, Lenders shall then have a commitment only to make a Prime Rate Loan when a Eurodollar Rate Loan is requested and (iii) Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Prime Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrowers shall pay to Agent, for the benefit of the Lenders, such amounts, if any, as may be required pursuant to Section 6.3(c) below.

            (d) Borrowers shall indemnify and hold harmless Agent and each Lender from any loss or expense which Agent or any Lender may sustain or incur as a consequence of (i) default by any Borrower in making a borrowing of, conversion into or extension of Eurodollar Rate Loans after any Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (ii) default by any Borrower in making any prepayment of a Eurodollar Rate Loan after any Borrower has given a notice thereof in accordance with the provisions of this Agreement, and (iii) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto. With respect to Eurodollar Rate Loans, such indemnification may include an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein over (B) the amount of interest (as reasonably determined by Agent) which would have accrued to Lenders on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. This covenant shall survive the termination or non-renewal of this Agreement and the payment of the Obligations.

      3.3 Closing Fee. Borrowers shall pay to Agent for its own account as a closing fee an amount equal to three-quarters of one percent (0.75%) of the Maximum Credit, which shall be fully earned and payable as of the date hereof.

      3.4 Servicing Fee. Borrowers shall pay to Agent for its own account monthly a servicing fee in an amount equal to Four Thousand Dollars ($4,000) in respect of Lender's services for each month (or part thereof) while this Agreement remains in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be fully earned as of and payable in advance on the date hereof and on the first day of each month hereafter.

      3.5 Unused Line Fee. Borrower shall pay to Agent for the benefit of Lenders monthly an unused line fee at a rate equal to three-eighths of one percent (0.375%) per annum calculated upon the amount by which the Maximum Credit exceeds the average daily principal balance of the outstanding Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

SECTION 4.  CONDITIONS PRECEDENT

      4.1 Conditions Precedent to Initial Loans and Letter of Credit Accommodations. Each of the following is a condition precedent to Lenders (or Agent on behalf of Lenders) making the initial Loans and providing the initial Letter of Credit Accommodations hereunder:

            (a) Agent shall have received, in form and substance satisfactory to Agent, all releases, terminations and such other documents as Agent may reasonably request to evidence and effectuate the termination by the existing lenders to any Borrower of their respective financing arrangements with such Borrower (excepting only those purchase money security arrangements and similar financing arrangements disclosed on Schedule 4.1 (a) hereto and not to be terminated on the Closing Date) and the termination and release by it or them, as the case may be, of any interest in and to any assets and properties of each Borrower and each Obligor, duly authorized, executed and delivered by it or each of them, including, but not limited to, (i) UCC termination statements for all UCC financing statements previously filed by it or any of them or their predecessors, as secured party and any Borrower or any Obligor, as debtor and
(ii) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by any Borrower or any Obligor in favor of such existing lender or lenders, in form acceptable for recording with the appropriate Governmental Authority;

            (b) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Agent, and Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Agent may have requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation of each Borrower and Obligor certified by the Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete corporate name of such Borrower or Obligor as is set forth herein and such document as shall set forth the organizational identification number of such Borrower or Obligor, if one is issued in its jurisdiction of incorporation);

            (c) no material adverse change shall have occurred in the assets, business or prospects of any Borrower or Obligor since the date of Agent's latest field examination (not including for this purpose the field review referred to in Section 4.1(d) below) and no change or event shall have occurred which would impair the ability of any Borrower or any Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Agent to enforce the Obligations or realize upon the Collateral;

            (d) Agent shall have completed a field review of the Records and such other information with respect to the Collateral as Agent may reasonably require to determine the amount of Revolving Loans available to Borrowers (including, without limitation, current perpetual inventory records and/or roll-forwards of Accounts and Inventory through the Closing Date and test counts of the Inventory in a manner satisfactory to Agent, together with such supporting documentation as may be necessary or appropriate, and other documents and information that will enable Agent to accurately identify and verify the Collateral), the results of which in each case shall be satisfactory to Agent, not more than three (3) Business Days prior to the date hereof;

            (e) Agent shall have received, in form and substance reasonably satisfactory to Agent, all consents, waivers, acknowledgments and other agreements from third persons which Agent may deem reasonably necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, Collateral Access Agreements by owners and lessors of leased premises of each Borrower and by warehouses at which Collateral is located;

            (f) the Excess Availability as determined by Agent, as of the date hereof, shall be not less than Four Million Dollars ($4,000,000) after giving effect to the initial Loans made or to be made and Letter of Credit Accommodations issued or to be issued in connection with the initial transactions hereunder;

            (g) Agent shall have received, in form and substance reasonably satisfactory to Agent, Deposit Account Control Agreements by and among Agent, each Borrower and each bank where such Borrower has a deposit account, in each case, duly authorized, executed and delivered by such bank and such Borrower (or Agent shall be the bank's customer with respect to such deposit account as Agent may specify);

            (h) Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, that Agent, for itself and the ratable benefit of Lenders, has valid perfected and first priority security interests in and liens upon the Collateral and any other property which is intended to be security for the Obligations or the liability of any Obligor in respect thereof, subject only to the security interests and liens permitted herein or in the other Financing Agreements;

            (i) Agent shall have received and reviewed lien and judgment search results for the jurisdiction of incorporation or organization of each Borrower, the jurisdiction of the chief executive office of each Borrower and all jurisdictions in which assets of any Borrower are located, which search results shall be in form and substance reasonably satisfactory to Agent;

            (j) Agent shall have received a written appraisal of the Inventory conducted by an appraiser reasonably acceptable to Agent, and in form, scope and methodology reasonably satisfactory to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely;

            (k) Agent shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance reasonably satisfactory to Agent, and certificates of insurance policies and/or endorsements naming Agent as loss payee;

            (l) Agent shall have received, in form and substance reasonably satisfactory to Agent, such opinion letters of counsel to Borrowers and Obligors with respect to the Financing Agreements and such other matters as Agent may reasonably request;

            (m) Borrowers shall have received the proceeds of the Hilco Note, and Agent shall have received, in form and substance reasonably satisfactory to Agent, an intercreditor agreement of Hilco Capital LP.;

            (n) Agent shall have received, in form and substance reasonably satisfactory to Agent, a draft balance sheet of Borrowers as of December 31, 2003; and

            (o) the other Financing Agreements, including without limitation, a guaranty and security agreement of the Domestic Subsidiaries and a stock pledge agreement of Borrower Agent, and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Agent, in form and substance reasonably satisfactory to Agent.

      4.2 Conditions Precedent to All Loans and Letter of Credit Accommodations. Each of the following is an additional condition precedent to Lenders (or Agent on behalf of Lenders) making Loans and/or providing Letter of Credit Accommodations to Borrowers, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

            (a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

            (b) no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or providing the Letter of Credit Accommodations, or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements or (ii) has or could reasonably be expected to have a material adverse effect on the assets, business or prospects of any Borrower or would impair the ability of any Borrower to perform its obligations hereunder or under any of the other Financing Agreements or of Agent or any Lender to enforce any Obligations or realize upon any of the Collateral; and

            (c) no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.

SECTION 5.  GRANT AND PERFECTION OF SECURITY INTEREST

      5.1 Grant of Security Interest. To secure payment and performance of all Obligations, each Borrower hereby grants to Agent, for itself and the ratable benefit of Lenders, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Agent, for itself and the ratable benefit of Lenders, as security, all personal and real property and fixtures and interests in property and fixtures of such Borrower, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Agent or any Lender, collectively, the "Collateral"), including:

            (a)   all Accounts;

            (b) all general intangibles, including, without limitation, all Intellectual Property;

            (c) all goods, including, without limitation, Inventory and Equipment;

            (d)   all Real Property and fixtures;

            (e) all chattel paper (including all tangible and electronic chattel paper);

            (f)   all instruments (including all promissory notes);

            (g)   all documents;

            (h)   all deposit accounts;

            (i) all letters of credit, banker's acceptances and similar instruments and including all letter-of-credit rights;

            (j) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

            (k) all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (ii) monies, credit balances, deposits and other property of such Borrower now or hereafter held or received by or in transit to Agent, any Lender or any of their respective Affiliates or at any other depository or other institution from or for the account of such Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

            (l) all commercial tort claims, including, without limitation, those identified on Schedule 5.2(g) hereto;

            (m)   to the extent not otherwise described above, all Receivables;

            (n)   all Records; and

            (o) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

Notwithstanding the generality of the foregoing, one-third of the Capital Stock of each of the Direct Foreign Subsidiaries shall be excluded from "Collateral".

      5.2   Perfection of Security Interests.

            (a) Each Borrower irrevocably and unconditionally authorizes Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Agent or its designee as the secured party and such Borrower as debtor, as Agent may reasonably require, and including any other information with respect to such Borrower or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Agent may reasonably determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Each Borrower hereby ratifies and approves all financing statements naming Agent or its designee as secured party and such Borrower as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Agent prior to the date hereof and ratifies and confirms the authorization of Agent to file such financing statements (and amendments, if any). Each Borrower hereby authorizes Agent to adopt on behalf of such Borrower any symbol required for authenticating any electronic filing. In the event that the description of the collateral in any financing statement naming Agent or its designee as the secured party and any Borrower as debtor includes assets and properties of such Borrower that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Borrower to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral. In no event shall any

Borrower at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Agent or its designee as secured party and any Borrower as debtor, except with Agent's prior express written consent.

            (b) No Borrower has any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth on
Schedule 5.2(b) hereto. In the event that any Borrower shall be entitled to or shall receive any chattel paper or instrument after the date hereof, such Borrower shall promptly notify Agent thereof in writing. Promptly upon the receipt thereof by or on behalf of any Borrower (including by any agent or representative), such Borrower shall deliver, or cause to be delivered to Agent, all tangible chattel paper and instruments that such Borrower may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify, in each case except as Agent may otherwise agree. At Agent's option, each Borrower shall, or Agent may at any time on behalf of any Borrower, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Agent with the following legend referring to chattel paper or instruments as applicable: "This [chattel paper] [instrument] is subject to the security interest of Congress Financial Corporation (Western), as Agent, and any sale, transfer, assignment or encumbrance of this [chattel paper] [instrument] violates the rights of such secured party."

            (c) In the event that any Borrower shall at any time hold or acquire an interest in any electronic chattel paper or any "transferable record" (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), such Borrower shall promptly notify Agent thereof in writing. Promptly upon Agent's request, each Borrower shall take, or cause to be taken, such actions as Agent may reasonably request to give Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

            (d) No Borrower has any deposit accounts as of the date hereof, except as set forth in such Borrower's Information Certificate. No Borrower shall, directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied: (i) Agent shall have received not less than five (5) Business Days prior written notice of the intention of such Borrower to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom such Borrower is dealing and the purpose of the account,
(ii) the bank where such account is opened or maintained shall be acceptable to Agent, and (iii) on or before the opening of such deposit account, such Borrower shall, as Agent may specify, either (A) deliver to Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by such Borrower and the bank at which such deposit account is opened and maintained or (B) arrange for Agent, for itself and the ratable benefit of Lenders, to become the customer of the bank with respect to the deposit account on terms and conditions acceptable to Agent. The terms of this
Section 5.2(d) shall not
apply to deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of a Borrower's salaried employees.

            (e) No Borrower owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or has any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in such Borrower's Information Certificate.

                  (i) In the event that any Borrower shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities (except for the Capital Stock of the Direct Foreign Subsidiaries that is excluded from Collateral pursuant to Section 5.1 hereof), such Borrower shall promptly endorse, assign and deliver the same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify. If any securities, now or hereafter acquired by any Borrower are uncertificated and are issued to such Borrower or its nominee directly by the issuer thereof, such Borrower shall immediately notify Agent thereof and shall, as Agent may specify, either (A) cause the issuer to agree to comply with instructions from Agent as to such securities, without further consent of such Borrower or such nominee, or (B) arrange for Agent, for itself and the ratable benefit of Lenders, to become the registered owner of the securities.

                  (ii) No Borrower shall, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) Agent shall have received not less than five (5) Business Days prior written notice of the intention of such Borrower to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Borrower is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be acceptable to Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such Borrower shall, as Agent may specify, either (1) execute and deliver, and cause to be executed and delivered to Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such Borrower and such securities intermediary or commodity intermediary or (2) arrange for Agent, for itself and the ratable benefit of Lenders, to become the entitlement holder with respect to such investment property on terms and conditions acceptable to Agent.

            (f) No Borrower is the beneficiary of or otherwise entitled to any right to payment under any letter of credit, banker's acceptance or similar instrument as of the date hereof, except as set forth on Schedule 5.2(f) hereto. In the event that any Borrower shall be entitled to or shall receive any right to payment under any letter of credit, banker's acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof, such Borrower shall promptly notify Agent thereof in writing. Such Borrower shall immediately, as Agent may specify, either (i) deliver, or cause to be delivered to Agent, with respect to any such letter of credit, banker's acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance reasonably satisfactory to Agent, consenting to the assignment of the proceeds of the letter of credit by such Borrower to Agent, for itself and the ratable benefit of Lenders, and agreeing to make all payments thereon directly to Agent, for the ratable benefit of Lender, or as Agent may otherwise direct or (ii) cause Agent, for itself and the ratable benefit of Lenders, to become, at Borrowers' expense, the transferee beneficiary of the letter of credit, banker's acceptance or similar instrument (as the case may be).

            (g) No Borrower has any commercial tort claims as of the date hereof, except as set forth on Schedule 5.2(g) hereto. In the event that any Borrower shall at any time after the date hereof have any commercial tort claims, such Borrower shall promptly notify Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Borrower to Agent, for itself and the ratable benefit of Lenders, of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by such Borrower to Agent shall be deemed to constitute a grant of security interest therein to Agent, for itself and the ratable benefit of Lenders. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Agent provided in Section 5.2(a) hereof or otherwise arising by the execution by Borrowers of this Agreement or any of the other Financing Agreements, Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Agent or its designee as secured party and any Borrower as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, each Borrower shall promptly upon Agent's request, execute and deliver, or cause to be executed and delivered, to Agent such other agreements, documents and instruments as Agent may require in connection with such commercial tort claim.

            (h) No Borrower has any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except as set forth in such Borrower's Information Certificate and except for goods located in the United States in transit to a location of a Borrower permitted herein in the ordinary course of Borrowers' business in the possession of the carrier transporting such goods. In the event that any goods, documents of title or other Collateral of any Borrower are at any time after the date hereof in the custody, control or possession of any other person not referred to in an Information Certificate, such Borrower shall promptly notify Agent thereof in writing. Promptly upon Agent's request, such Borrower shall deliver to Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and such Borrower.

            (i) Each Borrower shall take any other actions reasonably requested by Agent from time to time to cause the attachment, perfection and first priority of, and the ability of Agent and the Lenders to enforce, the security interests of Agent in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that such Borrower's signature thereon is required therefor, (ii) causing Agent's name, for itself and in its capacity as agent for Lenders, to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent and the Lenders in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent and the Lenders to enforce, the security interests of Agent and the Lenders in such Collateral, (iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.

SECTION 6.  COLLECTION AND ADMINISTRATION

      6.1 Borrowers' Loan Accounts. Agent shall maintain one or more loan accounts on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of any Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in such loan accounts shall be made in accordance with Agent's customary practices as in effect from time to time.

      6.2 Statements. Agent shall render to Borrowers each month a statement setting forth the balance in Borrowers' loan account(s) maintained by Agent for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by each Borrower and conclusively binding upon each Borrower as an account stated except to the extent that Agent receives a written notice from Borrower of any specific exceptions of Borrowers thereto within thirty (30) days after the date such statement has been mailed by Agent. Until such time as Agent shall have rendered to Borrowers a written statement as provided above, the balance in Borrowers' loan account(s) shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrowers.

      6.3   Collection of Accounts.

            (a) Borrowers shall establish and maintain, at their expense, blocked accounts or lockboxes and related blocked accounts (in either case, "Blocked Accounts"), as Agent may specify, with such banks as are reasonably acceptable to Agent into which Borrowers shall promptly deposit and direct their respective account debtors to directly remit all payments on Receivables and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. Each Borrower shall deliver, or cause to be delivered to Agent, a Deposit Account Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account is maintained as provided in Section 5.2 hereof or at any time and from time to time Agent, for itself and the ratable benefit of Lenders, may become bank's customer with respect to the Blocked Accounts and promptly upon Agent's request, such Borrower shall execute and deliver such agreements or documents as Agent may reasonably require in connection therewith. Each Borrower agrees that all payments made to such Blocked Accounts or other funds received and collected by Agent or any Lender, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Agent and Lenders to the extent of the then outstanding Obligations. Notwithstanding anything to the contrary contained herein, after the first anniversary of the date of this Agreement and Agent's receipt of the audited financial statements of Borrowers as required hereunder for the fiscal year ending December 31, 2004, Borrowers shall not be required to remit to Agent or to deposit (or to direct their respective account debtors to directly remit) to the Blocked Accounts, or to segregate and hold in trust, payments on Receivables or payments constituting proceeds of Inventory, so long as (i) the consolidated net income of Borrowers and their Subsidiaries, before provisions for taxes (determined in accordance with GAAP), is not less than Four Million Dollars ($4,000,000) during the fiscal year ending December 31, 2004, (ii) no Default or Event of Default has occurred and is continuing, (iii) the average daily Excess Availability during each month ending on or after March 31, 2005, is not less than Seven Million Five Hundred Thousand Dollars ($7,500,000) and (iv) the average daily Excess Availability during any week in any such month is not less than Six Million Dollars ($6,000,000).

            (b) For purposes of calculating the amount of the Loans available to Borrowers, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Agent of immediately available funds in the Payment Account provided such payments and notice thereof are received in accordance with Agent's usual and customary practices as in effect from time to time and within sufficient time to credit Borrowers' loan account(s) on such day, and if not, then on the next Business Day. For the purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations one (1) Business Day following the date of receipt of immediately available funds by Agent in the Payment Account provided such payments or other funds and notice thereof are received in accordance with Agent's usual and customary practices as in effect from time to time and within sufficient time to credit Borrowers' loan account(s) on such day, and if not, then on the next Business Day. In the event that at any time or from time to time there are no Revolving Loans outstanding, Agent and Lenders shall be entitled to an administrative fee in an amount equivalent to the Interest Rate for Prime Rate Loans (on a per annum basis) multiplied by the amount of the funds received in the Blocked Account for such day as calculated by Agent in accordance with its customary practice.

            (c) Subject to the last sentence of Section 6.3(a) hereof, each Borrower and its shareholders, directors, employees, agents, Subsidiaries or other Affiliates shall, acting as trustee for Agent and Lenders, receive, as the property of Agent and Lenders, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Agent. In no event shall the same be commingled with any Borrower's own funds. Borrowers agree to reimburse Agent and the Lenders on demand for any amounts owed or paid to any bank or other financial institution at which a Blocked Account, other deposit account or investment account is established or any other bank, financial institution or other Person involved in the transfer of funds to or from the Blocked Accounts, any other deposit account or any investment account arising out of Agent's or any Lender's payments to or indemnification of such bank, financial institution or other Person. The obligation of Borrowers to reimburse Agent and Lenders for such amounts pursuant to this Section 6.3 shall survive the termination or non-renewal of this Agreement.

      6.4   Payments.

            (a) All Obligations shall be payable to the Payment Account as provided in Section 6.3 or such other place as Agent may designate from time to time. Agent shall apply payments received or collected from a Borrower or for the account of any Borrower (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to pay any fees, indemnities or expense reimbursements then due to Agent or Lenders from Borrowers; second, to pay interest due in respect of any Loans; third, to pay principal due in respect of the Loans; fourth, to pay or prepay any other Obligations whether or not then due, in such order and manner as Agent determines. Notwithstanding anything to the contrary contained in this Agreement, (i) unless so directed by Borrowers, or unless a Default or an Event of Default shall exist or have occurred and be continuing, Agent shall not apply any payments which it receives to any Eurodollar Rate Loans, except (A) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans, or (B) in the event that there are no outstanding Prime Rate Loans and
(ii) to the extent any Borrower uses any proceeds of the Loans or Letter of Credit Accommodations to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the obligations shall be deemed applied first to the Obligations arising from Loans and Letter of Credit Accommodations that were not used for such purposes and second to the Obligations arising from Loans and Letter of Credit Accommodations the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which such Borrower acquired such rights or use.

            (b) At Agent's option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrowers. Borrowers shall make all payments to Agent and the Lenders on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by such Person. Borrowers shall be liable to pay to Agent and Lenders, and each does hereby indemnify and hold Agent and each Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

            (c) Except as otherwise provided with respect to Defaulting Lenders, aggregate principal payments and interest payments shall be apportioned ratably among the Lenders (according to their applicable Pro Rata Shares) and payments of the fees (other than fees designated for Agent's sole and separate account and fees otherwise payable) shall, as applicable, be apportioned ratably among the Lenders.

      6.5   Taxes.

            (a) Any and all payments by or on behalf of any Borrower or any Obligor hereunder and under any other Financing Agreement shall be made, in accordance with Section 6.4, free and clear of and without deduction for any and all Taxes. In addition, Borrowers agree to pay to the relevant Governmental Authority, in accordance with applicable law, any Other Taxes.

            (b) If any Borrower or any Obligor shall be required by law to deduct or withhold in respect of any Taxes or Other Taxes from or in respect of any sum payable hereunder to Agent or any Lender, then:

                  (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Lender (or Agent on behalf of such Lender) receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

                  (ii) such Borrower or such Obligor shall make such deductions and withholdings;

                  (iii) such Borrower or such Obligor shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

                  (iv) to the extent not paid to Agent and Lenders pursuant to clause (i) above, such Borrower or such Obligor shall also pay to Agent or any Lender, at the time interest is paid, all additional amounts which Agent or any Lender specifies as necessary to preserve the after-tax yield such Lender would have received if such Taxes or Other Taxes had not been imposed.

            (c) Within thirty (30) days after the date of any payment by any Borrower or any Obligor of Taxes or Other Taxes, such Person shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to Agent.

            (d) Borrowers will indemnify Agent and each Lender (or Transferee) for the full amount of Taxes and Other Taxes paid by Agent or such Lender (or Transferee, as the case may be). If Agent or such Lender (or Transferee) receives a refund in respect of any Taxes or Other Taxes for which Agent or such Lender (or Transferee) has received payment from any Borrower or any Obligor hereunder, then Agent or such Lender (as the case may be) shall credit to the loan account(s) of Borrowers the amount of such refund plus any interest received (but only to the extent of indemnity payments made, or additional amounts paid, by any Borrower or any Obligor under this Section 6.5 with respect to the Taxes or Other Taxes giving rise to such refund). If a Lender (or any Transferee) claims a tax credit in respect of any Taxes for which it has been indemnified by Borrowers or any Obligor pursuant to this Section 6.5, such Lender will apply the amount of the actual dollar benefit received by such Lender as a result thereof, as reasonably calculated by Lender and net of all expenses related thereto, to the Loans. If Taxes or Other Taxes were not correctly or legally asserted, Agent or such Lender shall, upon Borrowers' request and at Borrowers' expense, provide such documents to Borrowers as Borrowers may reasonably request, to enable Borrowers to contest such Taxes or Other Taxes pursuant to appropriate proceedings then available to Borrowers (so long as providing such documents shall not, in the good faith determination of Agent, have a reasonable likelihood of resulting in any liability of Agent or any Lender).

            (e) In the event any Transferee is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a "Non-U.S. Lender") such Non-U.S. Lender shall deliver to Borrowers two (2) copies of either United States Internal Revenue Service Form 1001 or Form 4224, or, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a ten (10%) percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Borrower or any Obligor and is not a controlled foreign corporation related to any Borrower or any Obligor (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. Federal withholding tax on payments by any Borrower or any Obligor under this Agreement and the other Financing Agreements. Such forms shall be delivered by any Transferee that is a Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a Participant, on or before the date such Participant becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a "New Lending Office"). In addition, a Non-U.S. Lender shall upon written notice from Borrowers promptly deliver such new forms as are required by the Code or the regulations issued thereunder to claim exemption from, or reduction in the rate of, U.S. Federal withholding tax upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Notwithstanding any other provision of this Section 6.5(e), a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 6.5(e) that such Non-U.S. Lender is not legally able to deliver.

            (f) Borrowers and Obligors shall not be required to indemnify any Non-U.S. Lender or to pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to subsections (a) or
(d) above to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax was applicable on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a Participant, on the date such Participant became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided, that, this subsection (f) shall not apply (A) to any Transferee or New Lending Office that becomes a Transferee or New Lending Office as a result of an assignment, participation, transfer or designation made at the request of any Borrower or any Obligor and (B) to the extent the indemnity payment or additional amounts any Transferee, acting through a New Lending Office, would be entitled to receive (without regard to this subsection (f)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Transferee making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of subsection (e) above.

      6.6 Authorization to Make Loans. Agent and each Lender is authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be an officer of a Borrower or other authorized person or, at the discretion of Agent or any Lender, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 11:00 a.m. Los Angeles time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, any Borrower when deposited to the credit of any Borrower or otherwise disbursed or established in accordance with the instructions of any Borrower or in accordance with the terms and conditions of this Agreement.

      6.7 Use of Proceeds. Borrowers shall use the initial proceeds of the Loans provided by or on behalf of Lenders to Borrowers hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrowers to Agent on or about the date hereof and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. All other Loans made or Letter of Credit Accommodations provided by or on behalf of Lenders to any Borrower pursuant to the provisions hereof shall be used by such Borrower only for general operating, working capital and other proper corporate purposes of such Borrower not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a "purpose credit" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

      6.8   Pro Rata Treatment. Except to the extent otherwise provided in this
Agreement: (a) (i) the making and conversion of Revolving Loans shall be made among the Revolving Loan Lenders based on their respective Pro Rata Shares as to the Revolving Credit Loans, and (ii) the making of Term Loans shall be made among the Term Loan Lenders based on their respective Pro Rata Shares as to the Term Loans; and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

      6.9   Sharing of Payments, Etc.

            (a) Each Borrower agrees that, in addition to (and without limitation of) any right of setoff, banker's lien or counterclaim any Agent or Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of Section 6.9(b) hereof), to offset balances held by it for the account of any Borrower at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to any Borrower), in which case it shall promptly notify Borrowers and Agent thereof; provided, that, such Lender's failure to give such notice shall not affect the validity thereof.

            (b) If any Lender (including Agent) shall obtain from any Borrower payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any other Financing Agreement through the exercise of any right of setoff, banker's lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by such Borrower to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

            (c) Each Borrower agrees that any Lender so purchasing a participation pursuant to subsection (b) above (or direct interest) may exercise, in a manner consistent with this Section, all rights of setoff, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

            (d) Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Borrower. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

      6.10  Settlement Procedures.

            (a) In order to administer the credit facility provided hereunder in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Agent may, subject to the terms of this Section, make available, on behalf of Lenders, the full amount of the Loans requested or charged to Borrowers' loan account(s) or otherwise to be advanced by Lenders pursuant to the terms hereof, without any requirement of prior notice to Lenders of the proposed Loans.

            (b) With respect to all Revolving Loans made by Agent on behalf of Revolving Loan Lenders as provided in this Section, the amount of each Revolving Loan Lender's Pro Rata Share of the outstanding Revolving Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Revolving Loans as of 5:00 p.m. Los Angeles time on the Business Day immediately preceding the date of each settlement computation; provided, that, Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week. Agent shall deliver to each of the Revolving Loan Lenders after the end of each week, or at such lesser period or periods as Agent shall determine, a summary statement of the amount of outstanding Revolving Loans for such period (such week or lesser period or periods being hereinafter referred to as a "Settlement Period"). If the summary statement is sent by Agent and received by a Revolving Loan Lender prior to 2:00 p.m. Los Angeles time, then such Revolving Loan Lender shall make the settlement transfer described in this Section by no later than 2:00 p.m. Los Angeles time on the next Business Day following the date of receipt. If, as of the end of any Settlement Period, the amount of a Lender's Pro Rata Share of the outstanding Revolving Loans is more than such Lender's Pro Rata Share of the outstanding Revolving Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase. Alternatively, if the amount of a Lender's Pro Rata Share of the outstanding Revolving Loans in any Settlement Period is less than the amount of such Lender's Pro Rata Share of the outstanding Revolving Loans for the previous Settlement Period, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease. The obligation of each of the Revolving Loan Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Agent. Each of Agent and Revolving Loan Lenders agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Revolving Loans and Letter of Credit Accommodations. Each Revolving Loan Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans to the extent such Loans have been funded by such Lender. Because the Agent on behalf of Revolving Loan Lenders may be advancing and/or may be repaid Revolving Loans prior to the time when Lenders will actually advance and/or be repaid such Revolving Loans, interest with respect to Revolving Loans shall be allocated by Agent in accordance with the amount of Revolving Loans actually advanced by and repaid to each Revolving Loan Lender and the Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by any Borrower or actually settled with the applicable Lender as described in this Section.

            (c) To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Loans by any Borrower, Agent may apply such amounts repaid directly to any amounts made available by any Lender pursuant to this Section. In lieu of weekly or more frequent settlements, Agent may at any time require each Lender to provide Agent with immediately available funds representing its Pro Rata Share of each Loan, prior to Agent's disbursement of such Loan to any Borrower. In such event, all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in the other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender's obligation to make a Loan hereunder.

            (d) If Agent is not funding a particular Loan to a Borrower pursuant to this Section on any day, Agent may assume that each Lender will make available to Agent such Lender's Pro Rata Share of the Revolving Loan requested or otherwise made on such day and Agent may, in its discretion, but shall not be obligated to, cause a corresponding amount to be made available to Borrowers on such day. If Agent makes such corresponding amount available to Borrowers and such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the interest rate provided for in Section 3.1 hereof. During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Agent to any Borrower shall, for all purposes hereof, be a Loan made by Agent for its own account. Upon any such failure by a Lender to pay Agent, Agent shall promptly thereafter notify Borrowers of such failure and Borrowers shall immediately pay such corresponding amount to Agent for its own account. A Lender who fails to pay Agent its Pro Rata Share of any Loans made available by the Agent on such Lender's behalf, or any Lender who fails to pay any other amount owing to Agent, is a "Defaulting Lender". Agent shall not be obligated to transfer to a Defaulting Lender any payments made by or on behalf of any Borrower or any Obligor to Agent for the Defaulting Lender's benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder. Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to any Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to this Agreement and the other Financing Agreements and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a Lender and such Defaulting Lender's Commitment shall be deemed to be zero (0). This Section shall remain effective with respect to a Defaulting Lender until such default is cured. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by any Borrower or any Obligor of their duties and obligations hereunder.

            (e) Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Commitment.

SECTION 7.  COLLATERAL REPORTING AND COLLATERAL COVENANTS

      7.1   Collateral Reporting.

            (a) Each Borrower shall provide Agent with the following documents in a form satisfactory to Agent:

                  (i) on a regular basis as required by Agent, a schedule of sales made, credits issued and cash received; provided, however that after the first anniversary of the date of this Agreement and Agent's receipt of the audited financial statements of Borrowers as required hereunder for the fiscal year ending December 31, 2004, such schedules may be provided on a monthly basis, as soon as possible after the end of each month (but in any event within ten (10) days after the end thereof), so long as (A) the consolidated net income of Borrowers and their Subsidiaries, before provisions for taxes (determined in accordance with GAAP), is not less than Four Million Dollars ($4,000,000) during the fiscal year ending December 31, 2004, (B) no Default or Event of Default has occurred and is continuing, (C) the average daily Excess Availability during each month ending on or after March 31, 2005, is not less than Seven Million Five Hundred Thousand Dollars ($7,500,000) and (D) the average daily Excess Availability during any week in any such month is not less than Six Million Dollars ($6,000,000).

                  (ii) as soon as possible after the end of each month (but in any event within ten (10) days after the end thereof), on a monthly basis or more frequently as Agent may request, (A) preliminary perpetual inventory reports, (B) preliminary inventory reports by state and category (including identifying Inventory on consignment), (C) agings of accounts payable (and including information indicating the status of payments to owners and lessors of the leased premises of such Borrower), (D) agings of accounts receivable (together with a reconciliation to the previous month's aging and general ledger) and (E) reports of warranty claims;

                  (iii) as soon as possible after the end of each month (but in any event within fifteen (15) days after the end thereof), (A) final perpetual inventory reports, and (B) final inventory reports by state and category and, where such month ends on the last day of a fiscal quarter, by location (including identifying Inventory at locations owned and operated by third parties or on consignment);

                  (iv) upon Agent's request, (A) copies of customer statements, purchase orders, sales invoices and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (B) copies of shipping and delivery documents and (C) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by such Borrower; and

                  (v) such other reports as to the Collateral as Agent or any Lender shall reasonably request from time to time; and

            (b) If any of any Borrower's records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, such Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agent and to follow Agent's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

      7.2   Accounts Covenants.

            (a) Each Borrower shall notify Agent promptly of: (i) any material delay in such Borrower's performance of any of its obligations to any account debtor or the assertion of any claims, offsets, defenses or counterclaims by any account debtor, or any disputes with account debtors, or any settlement, adjustment or compromise thereof; (ii) all material adverse information relating to the financial condition of any account debtor; and (iii) any event or circumstance which, to such Borrower's knowledge would cause Agent to consider any then existing Accounts as no longer constituting Eligible Accounts in accordance with the within definition of "Eligible Accounts". No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Agent's consent, except in the ordinary course of Borrowers' business in accordance with practices and policies previously disclosed in writing to Agent and except as set forth in the schedules delivered to Agent pursuant to Section 7.1 (a) above. So long as no Event of Default exists or has occurred and is continuing, a Borrower may settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

            (b) With respect to each Account: (i) the amounts shown on any invoice delivered to Agent or schedule thereof delivered to Agent shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to Agent pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Agent in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of Borrowers' business in accordance with practices and policies previously disclosed to Agent, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Agent in accordance with the terms of this Agreement, and (v) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

            (c) Agent shall have the right at any time or times, in Agent's name or in the name of a nominee of Agent, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

      7.3 Inventory Covenants. With respect to the Inventory: (a) each Borrower shall at all times maintain inventory records reasonably satisfactory to Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, such Borrower's cost therefor and daily withdrawals therefrom and additions thereto; (b) each Borrower shall conduct daily cycle counts of the Inventory in a manner satisfactory to its independent certified public accountants, and shall, at any time or times as Agent may request on or after an Event of Default, conduct a physical count of the Inventory, and shall supply Agent, upon its request, with reports in the form and with such specificity as may be reasonably satisfactory to Agent concerning such counts; (c) no Borrower shall remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Agent, except for sales of Inventory in the ordinary course of such Borrower's business and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer thereof to such Borrower which is in transit to the locations set forth or permitted herein; (d) upon Agent's request, Borrowers shall, at their expense, no more than two (2) times in any twelve (12) month period (not counting the appraisal provided pursuant to Section 4.1(j) hereof), but at any time or times as Agent may request on or after an Event of Default, deliver or cause to be delivered to Agent full written appraisals as to the Inventory in form, scope and methodology reasonably acceptable to Agent and by an appraiser reasonably acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely (the first such appraisal shall be ordered no later than June 30, 2004); (e) each Borrower shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof; (g) each Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (h) no Borrower shall sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate such Borrower to repurchase such Inventory, except in the ordinary course of Borrowers' business in accordance with the practices and policies set forth on Schedule 7.3 hereto; (i) each Borrower shall keep the Inventory in good and marketable condition; and (j) no Borrower shall, without prior written notice to Agent or the specific identification of such Inventory with respect thereto provided by such Borrower to Agent pursuant to Section 7.1(a) hereof, acquire or accept any Inventory on consignment or approval.

      7.4 Equipment and Real Property Covenants. With respect to the Equipment and Real Property: (a) upon Agent's request, Borrowers shall, at their expense, no more than one (1) time in any twelve (12) month period, but at any time or times as Agent may request when the book value of Equipment has increased by twenty-five percent (25%) or more since the last written appraisal thereof, and at any time or times as Agent may request on or after an Event of Default, deliver or cause to be delivered to Agent written appraisals as to the Equipment and/or the Real Property in form, scope and methodology reasonably acceptable to Agent and by an appraiser reasonably acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely; (b) each Borrower shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) each Borrower shall use the Equipment and Real Property with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (d) the Equipment is and shall be used in a Borrower's business and not for personal, family, household or farming use; (e) no Borrower shall remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of such Borrower or to move Equipment directly from one location set forth or permitted herein to another such location or to sell Equipment in accordance with clause (ii) of Section 9.7(b) hereof, and except for the movement of motor vehicles used by or for the benefit of such Borrower in the ordinary course of business; (f) the Equipment is now and shall remain personal property and no Borrower shall permit any of the Equipment to be or become a part of or affixed to real property; and (g) each

Borrower assumes all responsibility and liability arising from the use of the Equipment and Real Property.

      7.5 Power of Attorney. Each Borrower hereby irrevocably designates and appoints Agent (and all Persons designated by Agent) as such Borrower's true and lawful attorney-in-fact, and authorizes Agent, in such Borrower's or Agent's name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Receivables or other Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of such Borrower's rights and remedies to collect any Receivable or other Collateral, (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Receivable, (vii) prepare, file and sign such Borrower's name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral to an address designated by Agent, and open and dispose of all mail addressed to such Borrower and handle and store all mail relating to the Collateral; and (ix) do all acts and things which are necessary, in Agent's reasonable determination, to fulfill such Borrower's obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment in respect of Receivables or constituting Collateral or otherwise received in or for deposit in the Blocked Accounts or otherwise received by Agent or any Lender, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral are sent or received, (iii) endorse such Borrower's name upon any items of payment in respect of Receivables or constituting Collateral or otherwise received by or on behalf of Agent or any Lender and deposit the same in Agent's or a Lender's account for application to the Obligations, (iv) endorse such Borrower's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (v) clear Inventory the purchase of which was financed with Letter of Credit Accommodations through U.S. Customs or foreign export control authorities in such Borrower's name, Agent's name or the name of Agent's designee, and to sign and deliver to customs officials powers of attorney in such Borrower's name for such purpose, and to complete in such Borrower's or Agent's name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, (vi) sign such Borrower's name on any verification of Receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof. Each Borrower hereby releases Agent and each Lender and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent's or such Lender's own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

      7.6 Right to Cure. Agent may, at its option, (a) upon notice to Borrowers, cure any default by any Borrower under any material agreement with a third party that affects the Collateral, its value or the ability of Agent or any Lender to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Agent or any Lender therein or the ability of such

Borrower to perform its obligations hereunder or under the other Financing Agreements, (b) pay or bond on appeal any judgment entered against any Borrower,
(c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (d) pay any amount, incur any expense or perform any act which, in Agent's judgment, is reasonably necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lenders with respect thereto. Agent and Lenders may add any amounts so expended to the Obligations and charge Borrowers' account(s) therefor, such amounts to be repayable by Borrowers on demand. Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Borrower. Any payment made or other action taken by Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

      7.7 Access to Premises. From time to time as requested by Agent, at the cost and expense of Borrowers, (a) Agent or its designee shall have complete access to all of each Borrower's premises during normal business hours and after notice to such Borrower, or at any time and without notice to such Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each Borrower's books and records, including the Records, and (b) such Borrower shall promptly furnish to Agent such copies of such books and records or extracts therefrom as Agent may request, and (c) Agent or its designee may use during normal business hours such of such Borrower's personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral.

SECTION 8.  REPRESENTATIONS AND WARRANTIES

            Each Borrower hereby represents and warrants to Agent and Lenders the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations to Borrowers:

      8.1 Corporate Existence: Power and Authority. Each Borrower is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on such Borrower's financial condition, results of operation or business or the rights of Agent or any Lender in or to any of the Collateral. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within each Borrower's corporate powers,
(b) have been duly authorized, (c) are not in contravention of law or the terms of any Borrower's articles or certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which any Borrower is a party or by which any Borrower or its property are bound and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of any Borrower, except for the security interests granted to Agent in this Agreement and the other Financing Agreements. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of each Borrower enforceable in accordance with their respective terms.

      8.2 Name; State of Organization: Chief Executive Office; Collateral Locations.

            (a) The exact legal name of each Borrower is as set forth on the signature pages of this Agreement and in the Information Certificates. No Borrower has, during the five years immediately prior to the date of this Agreement, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in their respective Information Certificates.

            (b) Each Borrower is an organization of the type and organized in the jurisdiction set forth in such Borrower's Information Certificate. Each Borrower's Information Certificate accurately sets forth the organizational identification number of such Borrower or accurately states that such Borrower has none and accurately sets forth the federal employer identification number of such Borrower.

            (c) The chief executive office and mailing address of each Borrower and each Borrower's Records concerning Accounts are located only at the address identified as such in such Borrower's Information Certificate and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in such Information Certificate, subject to the right of a Borrower to establish new locations in accordance with Section 9.2 below. Each Borrower's Information Certificate correctly identifies any of such locations which are not owned by such Borrower and sets forth the owners and/or operators thereof.

      8.3 Financial Statements; No Material Adverse Change. All financial statements relating to any Borrower which have been or may hereafter be delivered by any Borrower to Agent or any Lender have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present the financial condition and the results of operation of such Borrower or Borrowers as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by any Borrower to Agent or any Lender prior to the date of this Agreement, there has been no material adverse change in the assets, liabilities, properties and condition, financial or otherwise, of any Borrower, since the date of the most recent audited financial statements furnished by Borrowers to Agent or any Lender prior to the date of this Agreement.

      8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Agent, for itself and the ratable benefit of Lenders, under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on Schedule 8.4 hereto and the other liens permitted under Section 9.8 hereof. Each Borrower has fee simple title to or valid leasehold interests in all of its Real Property and good, valid and merchantable title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Agent, for itself and the ratable benefit of Lenders, and such others as are specifically listed on Schedule 8.4 hereto or permitted under Section 9.8 hereof.

      8.5 Tax Returns. Each Borrower has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

      8.6 Litigation. Except as set forth in the Information Certificates, there are no present investigations by any Governmental Authority pending, or to the best of each Borrower's knowledge threatened, against or affecting any Borrower, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of each Borrower's knowledge threatened, against any Borrower or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which if adversely determined against such Borrower would result in any material adverse change in the assets, business or prospects of such Borrower or would impair the ability of such Borrower to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Agent or any Lender to enforce any Obligations or realize upon any Collateral.

      8.7 Compliance with Other Agreements and Applicable Laws. Except as set forth in Schedule 8.7 hereto, no Borrower is, in any material respect, in default under, or in violation of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound and each Borrower is in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, Federal, State or local Governmental Authority.

      8.8   Environmental Compliance.

            (a) Except as set forth on Schedule 8.8 hereto, no Borrower or any Subsidiary of any Borrower has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any applicable Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of each Borrower and each Borrower's Subsidiaries complies in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder.

            (b) Except as set forth on Schedule 8.8 hereto, there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to the best of each Borrower's knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Borrower or any Subsidiary of any Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects any Borrower or its business, operations or assets or any properties at which any Borrower has transported, stored or disposed of any Hazardous Materials.

            (c) No Borrower or any of its Subsidiaries have any material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

            (d) Each Borrower and its Subsidiaries have all licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with the operations of such Borrower under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect.

      8.9   Employee Benefits.

            (a) Each Plan is in material compliance with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401 (a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best of each Borrower's knowledge, nothing has occurred which would cause the loss of such qualification. Each Borrower and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to
Section 412 of the Code has been made with respect to any Plan.

            (b) There are no pending, or to the best of each Borrower's knowledge, threatened, claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no non-exempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

            (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) the current value of each Plan's assets (determined in accordance with the assumptions used for funding such Plan pursuant to Section 412 of the
Code) are not less than such Plan's liabilities under Section 4001(a)(16) of ERISA; (iii) no Borrower or any of its ERISA Affiliates have incurred or reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Borrower or any of its ERISA Affiliates have incurred or reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Borrower or any of its ERISA Affiliates have engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

      8.10 Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by any Borrower maintained at any bank or other financial institution are set forth in the Information Certificate of such Borrower, subject to the right of each Borrower to establish new accounts in accordance with Section 5.2 hereof.

      8.11 Intellectual Property. Each Borrower owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted. As of the date hereof, no Borrower has any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in such Borrower's Information Certificate and has not granted any licenses with respect thereto other than as set forth in such Information Certificate. No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. To the best of each Borrower's knowledge and except as set forth in the Information Certificates, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any Borrower infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting any Borrower contesting its right to sell or use any such Intellectual Property. The Information Certificates set forth all of the agreements or other arrangements of each Borrower pursuant to which any Borrower has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of any Borrower as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by any Borrower after the date hereof, collectively, the "License Agreements" and individually, a "License Agreement"). No trademark, servicemark or other Intellectual Property at any time used by any Borrower which is owned by another person, or owned by any Borrower subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Agent, for itself and the ratable benefit of the Lenders, is affixed to any Eligible Inventory, except to the extent permitted under the term of the License Agreements listed in such Borrower's Information Certificate.

      8.12  Subsidiaries; Affiliates; Capitalization: Solvency.

            (a) No Borrower has any direct or indirect Subsidiaries or Affiliates and is not engaged in any joint venture or partnership except as set forth in such Borrower's Information Certificate, subject to the right of such Borrower to form or acquire Subsidiaries in accordance with Section 9.10 hereof.

            (b) Each Borrower is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of each of the Subsidiaries listed in such Borrower's Information Certificate as being owned by such Borrower and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of such Subsidiaries (except SimpleDevices, Inc) are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any such Subsidiary (except

SimpleDevices, Inc) is or may become bound to issue additional shares of it Capital Stock or securities convertible into or exchangeable for such shares.

            (c) The issued and outstanding shares of Capital Stock of each Borrower (in excess of 10% of the total shares in the case of Borrower Agent) are directly and beneficially owned and held by the persons indicated in such Borrower's Information Certificate, and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Agent prior to the date hereof.

            (d) Each Borrower is Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Agent, for itself and the ratable benefit of Lenders, and the other transaction contemplated hereunder.

      8.13  Labor Disputes.

            (a) Set forth on Schedule 8.13 hereto is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to each Borrower and any union, labor organization or other bargaining agent in respect of the employees of such Borrower on the date hereof.

            (b) There is (i) no significant unfair labor practice complaint pending against any Borrower or, to the best of each Borrower's knowledge, threatened against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Borrower or, to best of each Borrower's knowledge, threatened against it, and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against any Borrower or, to the best of each Borrower's knowledge, threatened against any Borrower.

      8.14 Restrictions on Subsidiaries. Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of any Borrower permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions on any Borrower or any of its Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between such Borrower and any of its Subsidiaries or (ii) between any Subsidiaries of such Borrower or (b) the ability of such Borrower or any of its Subsidiaries to incur Indebtedness or grant security interests to Agent, for itself and the ratable benefit of Lenders, in the Collateral.

      8.15 Material Contracts. Schedule 8.15 hereto sets forth all Material Contracts to which each Borrower is a party or is bound as of the date hereof. Each Borrower has delivered true, correct and complete copies of such Material Contracts to Agent on or before the date hereof. No Borrower is in material breach of or in default under any Material Contract and has not received any notice of the intention of any other party thereto to terminate any Material Contract.

      8.16 Payable Practices. No Borrower has made any material change in the historical accounts payable practices from those in effect immediately prior to the date hereof.

      8.17 Accuracy and Completeness of Information. All information furnished by or on behalf of any Borrower in writing to Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificates, is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a material adverse affect on the business, assets or prospects of any Borrower, which has not been fully and accurately disclosed to Agent and Lenders in writing.

      8.18 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder (except to the extent replaced or supplemented by a later written representation or warranty to Agent that amends a prior representation or warranty, in which case the later representation or warranty will take precedence and replace the prior) and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent and Lenders. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower shall now or hereafter give, or cause to be given, to Agent and Lenders.

SECTION 9.  AFFIRMATIVE AND NEGATIVE COVENANTS

        9.1 Maintenance of Existence.

            (a) Each Borrower shall at all times preserve, renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted.

            (b) No Borrower shall change its name unless each of the following conditions is satisfied: (i) Agent shall have received not less than thirty (30) days prior written notice from such Borrower of such proposed change in its corporate name, which notice shall accurately set forth the new name ; and (ii) Agent shall have received a copy of the amendment to the Articles or Certificate of Incorporation of such Borrower providing for the name change certified by the Secretary of State or other Governmental Authority of the jurisdiction of incorporation or organization of such Borrower as soon as it is available.

            (c) No Borrower shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Agent shall have received not less than thirty (30) days' prior written notice from such Borrower of such proposed change, which notice shall set forth such information with respect thereto as Agent may require and Agent shall have received such agreements as Agent may reasonably require in connection therewith. No Borrower shall change its type of organization, jurisdiction of organization or other legal structure, except with Agent's prior written consent and after giving Agent adequate opportunity to make any filings or take any other actions necessary to continue the perfection of Agent's security interest in any Collateral.

      9.2 New Collateral Locations. Any Borrower may only establish new locations of its business or Collateral so long as such new location is within the United States of America and provided such Borrower (a) gives Agent thirty
(30) days prior written notice from such Borrower of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to Agent such agreements, documents, and instruments as Agent may reasonably deem necessary or desirable to protect its interests in the Collateral at such location.

      9.3   Compliance with Laws, Regulations, Etc.

            (a) Each Borrower shall, and shall cause each of its Subsidiaries to, at all times, comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority.

            (b) Each Borrower shall give written notice to Agent immediately upon such Borrower's receipt of any notice of, or such Borrower's otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any applicable Environmental Law by any Borrower or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material other than in the ordinary course of business and other than as permitted under any applicable Environmental Law. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations in any Borrower's possession or of which any Borrower may obtain possession shall be promptly furnished, or caused to be furnished, by Borrowers to Agent. Each Borrower shall take prompt and appropriate action to respond to any non-compliance with any of the Environmental Laws and shall regularly report to Agent on such response.

            (c) Without limiting the generality of the foregoing, whenever Agent reasonably determines that there is non-compliance, or any condition which requires any action by or on behalf of any Borrower in order to avoid any material non-compliance, with any Environmental Law, such Borrower shall, at Agent's request and Borrowers' expense: (i) cause an independent environmental engineer reasonably acceptable to Agent to conduct such tests of the site where such Borrower's non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Agent a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Agent a supplemental report of such engineer whenever the scope of such non-compliance, or such Borrower's response thereto or the estimated costs thereof, shall change in any material respect. In the event both Agent and the holder of the Hilco Note require any such reports. Agent shall reasonably coordinate with such holder to avoid duplication.

            (d) Each Borrower shall indemnify and hold harmless Agent, Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including attorneys' fees and legal expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any Borrower and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

      9.4 Payment of Taxes and Claims. Each Borrower shall, and shall cause each of its Subsidiaries to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or such Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books. Borrowers shall be liable for any tax or penalties imposed on Agent or any Lender as a result of the financing arrangements provided for herein and Borrowers agree to indemnify and hold Agent and Lenders harmless with respect to the foregoing, and to repay to Agent and Lenders on demand the amount thereof, and until paid by Borrowers such amount shall be added and deemed part of the Loans; provided that, nothing contained herein shall be construed to require Borrowers to pay any income or franchise taxes attributable to the income of Agent or any Lender from any amounts charged or paid hereunder to Agent or any Lender. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

      9.5 Insurance. Each Borrower shall, and shall cause each of its Subsidiaries to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be reasonably satisfactory to Agent as to form, amount and insurer. In the event both Agent and the holder of the Hilco Note require additional insurance, Agent shall reasonably coordinate with such holder to avoid duplication. Each Borrower shall furnish certificates, policies or endorsements to Agent as Agent shall reasonably require as proof of such insurance, and, if any Borrower fails to do so, Agent is authorized, but not required, to obtain such insurance at the expense of Borrowers. All policies shall provide for at least thirty (30) days prior written notice to Agent of any cancellation or reduction of coverage and that Agent may act as attorney for the relevant Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Each Borrower shall cause Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and each Borrower shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to Agent. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent, for the ratable benefit of Lenders, as its interests may appear and further specify that Agent shall be paid regardless of any act or omission by any Borrower or any of its Affiliates. At its option, Agent may apply any insurance proceeds received by Agent at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Agent may determine or hold such proceeds as cash collateral for the Obligations.

      9.6   Financial Statements and Other Information.

            (a) Each Borrower shall, and shall cause each of its Subsidiaries to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of such Borrower and its Subsidiaries in accordance with GAAP . Each Borrower shall promptly furnish to Agent any and all financial or other information as Agent may reasonably request relating to the Collateral and the assets, business and operations of such Borrower, and to notify the auditors and accountants of such Borrower that Agent is authorized to obtain such information directly from them. Without limiting the foregoing, Borrowers shall furnish or cause to be furnished to Agent, the following: (i) within thirty (30) days after the end of each fiscal month, monthly unaudited consolidated financial statements, and unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders' equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower Agent and its Subsidiaries as of the end of and through such fiscal month, certified to be correct by the chief financial officer of Borrower Agent, subject to normal year-end adjustments and accompanied by a compliance certificate substantially in the form of Exhibit C hereto, along with a schedule in form reasonably satisfactory to Agent of the calculations used in determining, as of the end of such month, whether Borrowers were in compliance with the covenants set forth in
Section 9.17 of this Agreement for such month; and (ii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements and unaudited consolidating financial statements of Borrower Agent and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower Agent and its Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants, which accountants shall be an independent accounting firm selected by Borrowers and reasonably acceptable to Agent (but Agent confirms that Borrowers' current accountants are acceptable as of the Closing Date), that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Borrower Agent and its Subsidiaries as of the end of and for the fiscal year then ended.

            (b) Each Borrower shall promptly notify Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other property which is security for the Obligations involving an amount in excess of Five Thousand Dollars ($5,000) or which would result in any material adverse change in any Borrower's business, properties, assets, goodwill or condition, financial or otherwise, (ii) any Material Contract of any Borrower being terminated or amended or any new Material Contract being entered into (in which event such Borrower shall provide Agent with a copy of such Material Contract), (iii) any order, judgment or decree in excess of Ten Thousand Dollars ($10,000) having been entered against any Borrower or any of its properties or assets, (iv) any notification of the violation of any laws or regulation received by any Borrower, (v) any ERISA Event, and (vi) the occurrence of any Default or Event of Default.

            (c) Each Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Agent copies of all reports which such Borrower sends to its stockholders generally and copies of all reports and registration statements which such Borrower files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

            (d) Each Borrower shall furnish or cause to be furnished to Agent such budgets, forecasts, projections and other information with respect to the Collateral and the business of such Borrower, as Agent may, from time to time, reasonably request. Subject to Section 11.4 hereof, Agent and Lenders are hereby authorized to deliver a copy of any financial statement or any other information relating to any Borrower to any court or other Governmental Authority, Affiliate of Agent or any Lender or to any Participant or assignee or prospective Participant or assignee. Each Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Agent, at Borrowers' expense, copies of the financial statements of any Borrower and any reports or management letters prepared by such accountants or auditors on behalf of such Borrower and to disclose to Agent such information as they may have regarding the business of any Borrower. Any documents, schedules, invoices or other papers delivered to Agent may be destroyed or otherwise disposed of by Agent one (1) year after the same are delivered to Agent, except as otherwise designated by Borrowers to Agent in writing.

      9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. No Borrower shall, nor shall it permit any of its Subsidiaries to (and neither Agent nor any Lender authorizes Borrower to), directly or indirectly:

            (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, except for a merger of AII into Borrower Agent and, subject to Agent's prior written consent (not to be unreasonably withheld or delayed), a merger or any Domestic Subsidiary into Borrower Agent (in all cases with Borrower Agent as the surviving corporation); or

            (b) sell, issue, assign, lease, license, transfer, abandon or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person, except for (i) sales of Inventory in the ordinary course of business, (ii) the disposition of worn-out or obsolete Equipment so long as (A) any proceeds are paid to Agent, for the ratable benefit of Lenders, for application to the principal payments becoming due on the Term Loans in the inverse order of their maturity, provided, that if no Event of Default has occurred and is continuing, such proceeds may instead be used to purchase replacement Equipment of at least equal value, and (B) such sales do not involve Equipment having an aggregate (for all Borrowers) fair market value in excess of One Hundred Thousand Dollars ($100,000) for all such Equipment disposed of in any fiscal year of Borrowers; (iii) the issuance and sale by any Borrower of Capital Stock of such Borrower after the date hereof; provided, that, (A) Agent shall have received not less than ten (10) Business Days prior written notice of such issuance and sale by such Borrower, which notice shall specify the parties to whom such shares are to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such stock and the net cash proceeds which it is anticipated will be received by such Borrower from such sale, (B) such Borrower shall not be required to pay any cash dividends or repurchase or redeem such Capital Stock or make any other payments in respect thereof, (C) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of such Borrower to request or receive Loans or Letter of Credit Accommodations or the right of such Borrower to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or otherwise in any way relate to or affect the arrangements of such Borrower with Agent and Lenders or are more restrictive or burdensome to such Borrower than the terms of any Capital Stock in effect on the date hereof, (D) except as Agent and the Lenders may otherwise agree in writing, all of the proceeds of such sale and issuance shall be paid to Agent, for the benefit of the Lenders, for application to the Obligations in accordance with the terms of Section 6.4 hereof, and (E) as of the date of such issuance and sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred and (iv) the issuance and sale by Borrower Agent of the stock of SimpleDevices, Inc., or the sale by SimpleDevices, Inc. of its assets or the merger or consolidation of SimpleDevices, Inc. with another Person, provided that except as Agent and the Lenders may otherwise agree in writing, all of the proceeds of such transaction payable to or for the benefit of any Borrower shall be paid to Agent, for the benefit of the Lenders, for application to the Obligations in accordance with the terms of Section 6.4 hereof, and provided further, that no Event of Default has occurred and is continuing and any such transaction be upon fair and reasonable terms no less favorable to Borrowers than Borrowers would obtain in a comparable arm's length transaction;

            (c)   wind up, liquidate or dissolve; or

            (d)   agree to do any of the foregoing.

      9.8 Encumbrances. No Borrower shall, nor permit any of its Subsidiaries to, create, incur, assume, suffer or permit to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any security interest or lien with respect to such assets or properties, except: (a) the security interests and liens of Agent and Lenders;
(b) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or such Subsidiary, as the case may be and with respect to which adequate reserves have been set aside on its books;
(c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of such Borrower's or such Subsidiary's business to the extent: (i) such liens secure Indebtedness which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or such Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books; (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of such Borrower or such Subsidiary as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto; (e) purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property to secure Indebtedness permitted under Section 9.9(b) hereof; (f) subordinate security interests and liens in or against the assets of Borrowers or the Domestic Subsidiaries to secure the Hilco Note; (g) security interests and liens in or against the assets of the Direct Foreign Subsidiaries or MB Quart GmbH, a German GmbH to secure Indebtedness permitted under Section 9.9(f) hereof; and (h) the security interests and liens set forth on Schedule 8.4 hereto.

      9.9 Indebtedness. No Borrower shall, nor permit any of its Subsidiaries to, incur, create, assume, become or be liable in any manner with respect to, suffer or permit to exist, any Indebtedness or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the performance, dividends or other obligations of any Person, except:

            (a)   the Obligations;

            (b) purchase money Indebtedness (including Capital Leases) arising after the date hereof to the extent secured by purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property not to exceed Three Million Dollars ($3,000,000) in the aggregate (for all Borrowers) at any time outstanding so long as such security interests and mortgages do not apply to any property of any Borrower or any Subsidiary of any Borrower other than the Equipment or Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, as the case may be;

            (c) guaranties by any Subsidiaries of such Borrower of the Obligations in favor of Agent and Lenders;

            (d) Indebtedness of such Borrower under interest swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate exchange agreements and similar contractual agreements entered into for the purpose of protecting a Person against fluctuations in interest rates; provided, that, such arrangements are with banks or other financial institutions that each have combined capital and unimpaired surplus of not less than One Billion Dollars ($1,000,000,000) and are not for speculative purposes and such Indebtedness shall be unsecured;

            (e) Indebtedness of Borrowers or the Domestic Subsidiaries on account of the Hilco Note;

            (f) Indebtedness of the Direct Foreign Subsidiaries or MB Quart GmbH, a German GmbH, on account of loans or other financial accommodations extended to them, provided, that Burdale Financial Limited be given a right of first refusal with respect to such loans or other financial accommodations; and

            (g) the Indebtedness set forth on Schedule 9.9 hereto; provided, that, (i) such Borrower may only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof, (ii) such Borrower shall not, directly or indirectly,
(A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof except, that, such Borrower may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payment thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) such Borrower shall furnish to Agent all notices or demands in connection with such Indebtedness either received by such Borrower or on its behalf, promptly after the receipt thereof, or sent by such Borrower or on its behalf, concurrently with the sending thereof, as the case may be.

      9.10 Loans, Investments, Etc. No Borrower shall, nor permit any of its Subsidiaries to, directly or indirectly, make, or suffer or permit to exist, any loans or advance money or property to any Person, or any investment in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any Person, or form or acquire any Subsidiaries, or agree to do any of the foregoing, except:

            (a) the endorsement of instruments for collection or deposit in the ordinary course of business;

            (b) investments in cash or Cash Equivalents, provided, that, (i) except in the cases of cash or Cash Equivalents not exceeding Two Hundred Thousand Dollars ($200,000) in the aggregate or when the last sentence of
Section 6.3(a) applies, no Revolving Loans are then outstanding and (ii) the terms and conditions of Section 5.2 hereof shall have been satisfied with respect to the deposit account or investment account in which such cash or Cash Equivalents are held;

            (c) the existing equity investments of such Borrower as of the date hereof in its Subsidiaries, provided, that, such Borrower shall have no obligation to make any other investment in, or loans to, or other payments in respect of, any such Subsidiaries;

            (d) stock or obligations issued to such Borrower by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to such Borrower in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Agent, upon Agent's request, together with such stock power, assignment or endorsement by such Borrower as Agent may request;

            (e) obligations of account debtors to such Borrower arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to such Borrower; provided, that, promptly upon the receipt of the original of any such promissory note by such Borrower, such promissory note shall be endorsed to the order of Agent by such Borrower and promptly delivered to Agent as so endorsed;

            (f) the loans and advances set forth on Schedule 9.10 hereto; provided, that, as to such loans and advances, (i) such Borrower shall not, directly or indirectly, amend, modify, alter or change the terms of such loans and advances or any agreement, document or instrument related thereto and (ii) such Borrower shall furnish to Agent all notices or demands in connection with such loans and advances either received by such Borrower or on its behalf, promptly after the receipt thereof, or sent by such Borrower or on its behalf, concurrently with the sending thereof, as the case may be; and

            (g) loans and advances by Borrowers to their Subsidiaries not to exceed Fourteen Million Six Hundred Fifty Thousand Dollars ($14,650,000) in the aggregate outstanding at any time (including any such loans and advances outstanding as of the date hereof), provided that no such loans or advances may be made if an Event of Default has occurred and is continuing or if (after giving effect to any such loans and advances) the Excess Availability would be less than Seven Million Dollars ($7,000,000).

      9.11 Dividends and Redemptions. No Borrower, nor any Subsidiary of any Borrower, shall, directly or indirectly, declare or pay any dividends on account of any shares of any class of Capital Stock of such Borrower or such Subsidiary, as the case may be, now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except (a) in any case, dividends may be made in the form of shares of Capital Stock consisting of common stock and (b) any Subsidiary of any Borrower may pay dividends to such Borrower.

      9.12 Transactions with Affiliates. No Borrower shall, directly or indirectly, (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director, agent or other person affiliated with any Borrower, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower's business and upon fair and reasonable terms no less favorable to such Borrower than such Borrower would obtain in a comparable arm's length transaction with an unaffiliated person or
(b) make any payments of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or other Affiliate of any Borrower except reasonable compensation to officers, employees and directors for services rendered to such Borrower in the ordinary course of business.

      9.13 Compliance with ERISA. Each Borrower shall and shall cause each of its ERISA Affiliates to: (a) maintain each Plan (other than a Multiemployer
Plan) in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law; (b) cause each Plan which is qualified under Section 401 (a) of the Code to maintain such qualification; (c) not terminate any of such Plans so as to incur any liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any non-exempt prohibited transaction involving any of such Plans or any trust created thereunder which would subject such Borrower or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Plan; or (g) not allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such Plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation.

      9.14 End of Fiscal Years and Fiscal Quarters. Each Borrower shall, for financial reporting purposes, cause its, and each of its Subsidiaries' (a) fiscal years to end on December 31 of each year and (b) fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.

      9.15 Change in Business. No Borrower shall engage in any business other than the business of such Borrower on the date hereof and any business reasonably related, ancillary or complimentary to the business in which such Borrower is engaged on the date hereof.

      9.16 Limitation of Restrictions Affecting Subsidiaries. No Borrower shall, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of such Borrower to (a) pay dividends or make other distributions or pay any Indebtedness owed to such Borrower or any Subsidiary of such Borrower;
(b) make loans or advances to such Borrower or any Subsidiary of such Borrower,
(c) transfer any of its properties or assets to such Borrower or any Subsidiary of such Borrower; or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Borrower or any of its Subsidiaries, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Borrower or its Subsidiary, (v) any agreement relating to permitted Indebtedness incurred by a Subsidiary of such Borrower prior to the date on which such Subsidiary was acquired by such Borrower and outstanding on such acquisition date, and (vi) the extension or continuation of contractual obligations in existence on the date hereof; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued.

      9.17 Fixed Charge Coverage Ratio. If a Default or Event of Default has occurred and is continuing, or if the average daily Excess Availability during any month commencing April 2004 is less than Five Million Dollars ($5,000,000), Borrowers and their Subsidiaries, on a consolidated basis, shall maintain a Fixed Charge Coverage Ratio, calculated as of the last day of such month on the basis of the trailing twelve (12) months or, if less, the number of months that have elapsed from and including March 2004, of not less then 1.50 to one.

      9.18  License Agreements.

            (a) Each Borrower shall (i) promptly and faithfully observe and perform all of the material terms, covenants, conditions and provisions of the material License Agreements to be observed and performed by it, at the times set forth therein, if any, (ii) not do, permit, suffer or refrain from doing anything that could reasonably be expected to result in a default under or breach of any of the terms of any material License Agreement, (iii) not cancel, surrender, modify, amend, waive or release any material License Agreement in any material respect or any term, provision or right of the licensee thereunder in any material respect, or consent to or permit to occur any of the foregoing; except, that, subject to Section 9.18(b) below, such Borrower may cancel, surrender or release any material License Agreement in the ordinary course of the business of such Borrower; provided, that, such Borrower shall give Agent not less than thirty (30) days prior written notice of its intention to so cancel, surrender and release any such material License Agreement, (iv) give Agent prompt written notice of any material License Agreement entered into by such Borrower after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Agent may reasonably request, (v) give Agent prompt written notice of any material breach of any obligation, or any default, by any party under any material License Agreement, and deliver to Agent (promptly upon the receipt thereof by such Borrower in the case of a notice to such Borrower, and concurrently with the sending thereof in the case of a notice from such Borrower) a copy of each notice of default and every other notice and other communication received or delivered by such Borrower in connection with any material License Agreement which relates to the right of such Borrower to continue to use the property subject to such License Agreement, and (vi) furnish to Agent, promptly upon the request of Agent, such information and evidence as Agent may reasonably require from time to time concerning the observance, performance and compliance by such Borrower or the other party or parties thereto with the terms, covenants or provisions of any material License Agreement.

            (b) Each Borrower will either exercise any option to renew or extend the term of each material License Agreement in such manner as will cause the term of such material License Agreement to be effectively renewed or extended for the period provided by such option and give prompt written notice thereof to Agent or give Agent prior written notice that such Borrower does not intend to renew or extend the term of any such material License Agreement or that the term thereof shall otherwise be expiring, not less than sixty (60) days prior to the date of any such non-renewal or expiration. In the event of the failure of any Borrower to extend or renew any material License Agreement, Agent shall have, and is hereby granted, the irrevocable right and authority, at its option, to renew or extend the term of such material License Agreement, whether in its own name as agent for the Lenders, or in the name of a designee or nominee of Agent or in the name of such Borrower, as Agent shall determine at any time that an Event of Default shall exist or have occurred and be continuing. Agent may, but shall not be required to, perform any or all of such obligations of any Borrower under any of the License Agreements, including, but not limited to, the payment of any or all sums due from such Borrower thereunder. Any sums so paid by Agent shall constitute part of the Obligations.

      9.19 After Acquired Real Property. If any Borrower hereafter acquires any Real Property, fixtures or similar property and such Real Property, fixtures or other property at any one location has a fair market value in an amount equal to or greater than One Hundred Thousand Dollars ($100,000) (or if a Default or Event of Default exists, then regardless of the fair market value of such assets), without limiting any other rights of Agent, or duties or obligations of any Borrower, upon Agent's request, such Borrower shall execute and deliver to Agent a mortgage, deed of trust or deed to secure debt, as Agent may determine, in form and substance satisfactory to Agent and in form appropriate for recording in the real estate records of the jurisdiction in which such Real Property or other property is located granting to Agent, for itself and the ratable benefit of Lenders, a first and only lien and mortgage on and security interest in such Real Property, fixtures or other property (except as such Borrower would otherwise be permitted to incur hereunder or as otherwise consented to in writing by Agent) and such other agreements, documents and instruments as Agent may reasonably require in connection therewith.

      9.20 Distribution of Loan Proceeds Amongst Borrowers. With respect to each Loan made pursuant to the terms of this Agreement, each Borrower shall receive at least ninety percent (90%) of the product of (a) the amount available to such Borrower based on its contribution to the Borrowing Base divided by the amount available to all Borrowers and (b) the amount of the Loan actually requested.

      9.21 Costs and Expenses. Borrowers shall pay to Agent, for itself and the ratable benefit of Lenders, on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Agent's and Lender's rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) costs and expenses and fees for insurance premiums, environmental audits, surveys, assessments, engineering reports and inspections, appraisal fees and search fees, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Agent's customary charges and fees with respect thereto; (c) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (d) costs and expenses of preserving and protecting the Collateral; (e) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent, for itself and the ratable benefit of Lenders, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent and/or Lenders arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent or any Lender during the course of periodic field examinations of the Collateral and Borrowers' operations, plus a per diem charge at the then standard rate of Agent, per person per day for Agent's examiners in the field and office (which rate is currently $850 per person per eight (8) hour day and $100 for each hour over eight (8) hours a day); and (g) the reasonable fees and disbursements of counsel (including legal assistants) to Agent in connection with any of the foregoing.

      9.22 Further Assurances. At the request of Agent or any Lender at any time and from time to time, Borrowers shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be reasonably necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Agent may at any time and from time to time request a certificate from an officer of each Borrower representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Agent, Agent and Lenders may, at Agent's option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Agent has received such certificate and, in addition, Agent has determined that such conditions are satisfied.

SECTION 10. EVENTS OF DEFAULT AND REMEDIES

      10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default":

            (a)   (i)   any Borrower fails to pay any of the monetary
Obligations when due and payable or

                  (ii) any Borrower fails to perform any of the covenants contained in Sections 9.1(a), 9.3(a) and (b), 9.4, 9.6, 9.13 and 9.18 of this Agreement and such failure shall continue for twenty (20) days in the case of
Section 9.6 and thirty (30) days in the case of the other such sections; provided, that, such twenty (20) or thirty (30) day period (as applicable) shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such twenty (20) or thirty (30) day period (as applicable) or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by any Borrower of any such covenant or

                  (iii) any Borrower fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above;

            (b) any representation, warranty or statement of fact made by any Borrower or any Obligor to Agent or any Lender in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

            (c) any Obligor revokes or terminates, purports to revoke or terminate, or fails to perform any of the terms, covenants, conditions or provisions of any guaranty, endorsement or other agreement of such party in favor of Agent or any Lender;

            (d) any judgment for the payment of money is rendered against any Borrower or any Obligor in excess of One Hundred Thousand Dollars ($100,000) in any one case or in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate (for all Borrowers) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower or any Obligor or any of their assets, which either involves an amount in excess of One Hundred Thousand Dollars ($100,000) or could reasonably be expected to have a material adverse effect on the business, assets or prospects of any Borrower or any Obligor;

            (e) any Obligor (being a natural person or a general partner of an Obligor which is a partnership) dies or any Borrower or any Obligor, which is a partnership, limited liability company, limited liability partnership or a corporation, dissolves or suspends or discontinues doing business;

            (f) any Borrower or any Obligor becomes insolvent (however defined or evidenced), makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors;

            (g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or any Obligor or all or any part of its properties and such petition or application is not dismissed within thirty
(30) days after the date of its filing or such Borrower or Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

            (h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or any Obligor or for all or any part of its property; or

            (i) any default occurs with respect to any Indebtedness of any Borrower or any Obligor (other than Indebtedness owing hereunder), in any case in an amount in excess of One Hundred Thousand Dollars ($100,000), which default continues for more than the applicable cure period, if any, with respect thereto, or any default by any Borrower or any Obligor under any Material Contract, which default continues for more than the applicable cure period, if any, with respect thereto, and either involves an amount in excess of One Hundred Thousand Dollars ($ 100,000) or could reasonably be expected to have a material adverse effect on the business, assets or prospects of any Borrower or any Obligor;

            (j) any material provision hereof or of any of the other Financing Agreements shall for any reason attributable to a party other than Agent or Lenders cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent and Lenders) in accordance with its terms, or any party (other than Agent and Lenders) shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing Agreements shall for any reason attributable to a party other than Agent or Lenders cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

            (k) an ERISA Event shall occur which results in or could reasonably be expected to result in liability of any Borrower in an aggregate amount (for all Borrowers) in excess of Twenty-Five Thousand Dollars ($25,000);

            (l)   any Change of Control shall occur;

            (m) the indictment by any Governmental Authority, or as Agent may reasonably and in good faith determine, the threatened indictment by any Governmental Authority of any Borrower or any Obligor of which any Borrower, any Obligor or Agent receives notice, in either case, as to which there is a reasonable possibility of an adverse determination, in the good faith determination of Agent, under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral or property of any Obligor having a value in excess of Twenty-Five Thousand Dollars ($25,000) or (ii) any other property of any Borrower or any Obligor which is necessary or material to the conduct of its business;

            (n) there shall be a material adverse change in the business, assets or prospects of any Borrower or any Obligor after the date hereof; or

            (o) there shall be an event of default under any of the other Financing Agreements.

      10.2  Remedies.

            (a) At any time an Event of Default exists or has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Agent's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower of this Agreement or any of the other Financing Agreements. Subject to Section 12 hereof, Agent shall, upon the direction of the Required Lenders, at any time or times an Event of Default exists or has occurred and is continuing, proceed directly against any Borrower or any Obligor to collect the Obligations without prior recourse to any other Obligor or any of the Collateral.

            (b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, and upon the direction of the Required Lenders, shall (i) accelerate the payment of all Obligations and demand immediate payment thereof to Agent, for the ratable benefit of Lenders, (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral,
(iii) require each Borrower, at Borrowers' expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral,

(v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with Agent or any Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Borrower, which right or equity of redemption is hereby expressly waived and released by each Borrower to the extent permitted by applicable law and/or (vii) terminate this Agreement. If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent, for the ratable benefit of Lenders. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Agent to Borrowers designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and each Borrower waives any other notice. In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Borrower waives the posting of any bond which might otherwise be required. At any time an Event of Default exists or has occurred and is continuing, upon Agent's request, Borrowers will either, as Agent shall specify, furnish cash collateral to the issuer to be used to secure and fund Agent's and/or Lenders' reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Agent, for itself and the ratable benefit of Lenders, for the Letter of Credit Accommodations. Such cash collateral shall be in the amount equal to one hundred ten percent (110%) of the amount of the Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the expiration of such Letter of Credit Accommodations.

            (c) Agent may, at any time or times that an Event of Default exists or has occurred and is continuing, enforce any Borrower's rights against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables. Without limiting the generality of the foregoing, Agent may at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Agent, for itself and the ratable benefit of Lenders, and that Agent, for itself and the ratable benefit of Lenders, has a security interest therein and Agent may direct any or all account debtors, secondary obligors and other obligors to make payment of Receivables directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor, any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Agent shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Agent may deem necessary or desirable for the protection of its and Lender's interests. At any time that an Event of Default exists or has occurred and is continuing, at Agent's request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Agent and are payable directly and only to Agent and each Borrower shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agent may require. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, each Borrower shall, upon Agent's request, hold the returned Inventory in trust for Agent and Lenders, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Agent's instructions, and not issue any credits, discounts or allowances with respect thereto without Agent's prior written consent.

            (d) To the extent that applicable law imposes duties on Agent or Lenders to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Borrower acknowledges and agrees that it is not commercially unreasonable for Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by such Person to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties,
(xi) to purchase insurance or credit enhancements to insure such Person against risks of loss, collection or disposition of Collateral or to provide to such Person a guaranteed return from the collection or disposition of Collateral, or
(xii) to the extent deemed appropriate by such Person, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist such Person in the collection or disposition of any of the Collateral. Each Borrower acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in such Person's exercise of remedies against the Collateral and that other actions or omissions by such Person shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Borrower or to impose any duties on Agent or any Lender that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

            (e) For the purpose of enabling Agent and Lenders to exercise the rights and remedies hereunder, each Borrower hereby grants to Agent, for itself and the benefit of Lenders, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to any Borrower) to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by such Borrower, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

            (f) Agent may apply the cash proceeds of Collateral actually received by it from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Agent may elect, whether or not then due. Borrowers shall remain liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys' fees and legal expenses.

            (g) Without limiting the foregoing, upon the occurrence of a Default or Event of Default, Agent may, and upon the direction of the Required Lenders, shall, without notice, (i) cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Revolving Loans and Letter of Credit Accommodations available to Borrowers, (ii) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Agent or Lenders to Borrowers and/or (iii) establish such Reserves as Agent determines without limitation or restriction, notwithstanding anything to the contrary contained herein.

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

      11.1  Governing Law; Choice of Forum; Service of Process; Jury Trial
Waiver.

            (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of California but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of California.

            (b) Borrowers, Arranger, Agent and Lenders irrevocably consent and submit to the non-exclusive jurisdiction of the state and federal courts located in Los Angeles County, California, whichever Lender may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent or any Lender shall have the right to bring any action or proceeding against any Borrower or its property in the courts of any other jurisdiction which such Person deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Borrower or its property).

            (c) Each Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent's or any Lender's option, by service upon such Borrower in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, such Borrower or Borrowers shall appear in answer to such process, failing which such Borrower or Borrowers shall be deemed in default and judgment may be entered by Agent or any Lender against such Borrower or Borrowers for the amount of the claim and other relief requested.

            (d) BORROWERS, ARRANGER, AGENT AND EACH LENDER HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWERS, ARRANGER, AGENT AND EACH LENDER HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

            (e) Neither Arranger, Agent nor any Lender shall have any liability to any Borrower (whether in tort, contract, equity or otherwise) for losses suffered by any Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on such Person, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct of such Person. In any such litigation, Arranger, Agent and Lenders shall be entitled to the benefit of the rebuttable presumption that they acted in good faith and with the exercise of ordinary care in the performance by them of the terms of this Agreement. Except as prohibited by law, each Borrower waives any right which it may have to claim or recover in any litigation with Arranger, Agent or any Lender any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each Borrower: (i) certifies that none of Arranger, Agent, any Lender, or any of their respective representatives, agents or attorneys acting for or on behalf of such Person has represented, expressly or otherwise, that such Person would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Arranger, Agent and Lenders are relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

      11.2 Waiver of Notices. Each Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on any Borrower which Arranger, Agent or any Lender may elect to give shall entitle any Borrower to any other or further notice or demand in the same, similar or other circumstances.

      11.3  Amendments and Waivers.

            (a) Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed as provided in Section 11.3 (a) hereof. Neither Arranger, Agent nor any Lender shall, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of such Person as provided in Section in 11.3(a) hereof. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Arranger, Agent or any Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Arranger, Agent or any Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

            (b) Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by Agent and the Required Lenders, and as to amendments to any of the Financing Agreements, by Borrowers; except, that, any change, waiver, discharge or termination with respect to the following shall require the consent of Agent and all Lenders:

                  (i)   the extension of the Final Maturity Date;

                  (ii) reduction in the interest rate or any fees or the extension of the time of payment of interest or any fees or reduction in the principal amount of any Loan or Letter of Credit Accommodations;

                  (iii) increase in the Commitment of any Lender over the amount thereof then in effect or provided hereunder (it being understood that a waiver of any Event of Default shall not constitute a change in the terms of any Commitment of any Lender);


                  (iv) the release of any Collateral (except as expressly required by the Financing Agreements and except as permitted under Section
12.1 l(b) hereof);

                  (v) the amendment, modification or waiver of: (A) the terms of the following definitions or any provisions relating thereto: Eligible Inventory, Excess Availability, Final Maturity Date, Maximum Credit, or (B) any provision of this Section 11.3;

                  (vi) the reduction of any percentage specified in the definition of Required Lenders:

                  (vii) the consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement; or

                  (viii) the increase in the advance rates constituting part of the Borrowing Base.

            (c) Notwithstanding anything to the contrary contained in Section 11.3(b) above, in the event that Borrowers request that this Agreement or any other Financing Agreements be amended or otherwise modified in a manner which would require the unanimous consent of all of the Lenders and such amendment or other modification is agreed to by the Required Lenders, then, with the consent of Borrowers and the Required Lenders, Borrowers and the Required Lenders may amend this Agreement without the consent of the Lender or Lenders which did not agree to such amendment or other modification (collectively, the "Minority Lenders") to provide for (i) the termination of the Commitment of each of the Minority Lenders, (ii) the addition to this Agreement of one or more other Lenders, or an increase in the Commitment of one or more of the Required Lenders, so that the Commitments, after giving effect to such amendment, shall be in the same aggregate amount as the Commitments immediately before giving effect to such amendment, (iii) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new Lenders or Required Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans of the Minority Lenders immediately before giving effect to such amendment and (iv) the payment of all interest, fees and other Obligations payable or accrued in favor of the Minority Lenders and such other modifications to this Agreement as Borrowers and the Required Lenders may determine to be appropriate.

            (d) The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section.

      11.4 Confidentiality. Agent and each Lender agrees that it will use its reasonable best efforts not to disclose, without the prior consent of Borrowers, confidential information with respect to Borrowers, any Obligor or any of their respective Subsidiaries which is furnished pursuant to this Agreement and which is specifically designated as confidential in writing by Borrowers; provided, that, Agent or any Lender may disclose any such information (a) to its employees, auditors or counsel, or to another Lender if the disclosing party or such disclosing party's holding or parent company in its reasonable discretion determines that any such party should have access to such information, (b) as has become generally available to the public, (c) as may be required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over such Lender, (d) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (e) in order to comply with any statute or regulation, and (f) to any prospective or actual assignee or Participant in connection with any contemplated transfer or participation of any of the Commitments or any interest therein by such Lender, provided, that, such assignee or Participant has been generally advised as to the confidentiality of any such confidential information. Anything contained herein to the contrary notwithstanding, the obligations of confidentiality contained herein, as they relate to the transactions contemplated hereby, shall not apply to the federal tax structure or federal tax treatment of such transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all Persons, without limitation of any kind, the federal tax structure and federal tax treatment of such transactions (including all written materials related to such tax structure and tax treatment). The preceding sentence is intended to cause the transactions contemplated hereby to not be treated as having been offered under conditions of confidentiality for purposes of Section 1.601l-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the United States Internal Revenue Code, and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the tax structure of the transactions contemplated hereby or any tax matter or tax idea related thereto.

      11.5 Other Waivers. Each Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto. To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against Arranger, Agent and/or any Lender, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby.

      11.6 Indemnification. Borrowers shall indemnify and hold Arranger, Agent and each Lender, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the reasonable fees and expenses of counsel, provided, however, that Borrowers are not obligated to indemnify a party for liabilities arising from that party's gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, each Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Arranger, Agent and Lenders in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 12. THE AGENT

      12.1 Appointment; Powers and Immunities. Each Lender hereby irrevocably designates, appoints and authorizes Congress Financial Corporation (Western) to act as Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. Agent: (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing

Agreement be a trustee or fiduciary for any Lender; (b) shall not be responsible to Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any other Financing Agreement, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by any Borrower or any Obligor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Lenders for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Agent shall have been delivered to and acknowledged by Agent.

      12.2 Reliance By Agent. Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent. As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

      12.3  Events of Default.

            (a) Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default or other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, unless and until Agent has received written notice from a Lender, any Borrower or any Obligor specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a "Notice of Default or Failure of Condition". In the event that Agent receives such a notice, Agent shall give prompt notice thereof to the Lenders. Agent shall (subject to Section 12.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders. Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, Agent may, but shall have no obligation to, continue to make Loans and issue or cause to be issued Letter of Credit Accommodations for the ratable account and risk of Lenders from time to time if Agent believes making such Loans or issuing or causing to be issued such Letter of Credit Accommodations is in the best interests of Lenders.

            (b) Except with the prior written consent of Agent, no Lender may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Accommodations or other Obligations, as against any Borrower or any Obligor or any of the Collateral or other property of any Borrower or any Obligor.

      12.4 Congress in its Individual Capacity. With respect to its Commitment and the Loans made and Letter of Credit Accommodations issued or caused to be issued by it (and any successor acting as Agent), so long as Congress Financial Corporation (Western) shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include Congress Financial Corporation (Western) in its individual capacity as Lender hereunder. Congress Financial Corporation (Western) (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with any Borrower or Obligor (and any of their respective Subsidiaries or Affiliates) as if it were not acting as Agent, and Congress Financial Corporation (Western) and its Affiliates may accept fees and other consideration from any Borrower or Obligor for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

      12.5 Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers hereunder and without limiting the Obligations of Borrowers hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction.

      12.6 Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of each Borrower and Obligors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements. Agent shall not be required to keep itself informed as to the performance or observance by any Borrower or any Obligor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of any Borrower or any Obligor. Agent will use reasonable efforts to provide Lenders with any information received by Agent from any

Borrower or any Obligor which is required to be provided to Lenders hereunder and with a copy of any "Notice of Default or Failure of Condition" received by Agent from any Borrower, any Obligor or any Lender; provided, that, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent's own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent hereunder, Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Borrower or any Obligor that may come into the possession of Agent.

      12.7 Failure to Act. Except for action expressly required of Agent hereunder and under the other Financing Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

      12.8 Additional Loans. Agent shall not make any Revolving Loans or provide any Letter of Credit Accommodations to any Borrower on behalf of Lenders intentionally and with actual knowledge that such Loans or Letter of Credit Accommodations would cause the aggregate amount of the total outstanding Loans and Letter of Credit Accommodations to Borrowers to exceed the Borrowing Base, without the prior consent of all Lenders, except, that, Agent may make such additional Loans or provide such additional Letter of Credit Accommodations on behalf of Lenders, intentionally and with actual knowledge that such Loans or Letter of Credit Accommodations will cause the total outstanding Loans and Letter of Credit Accommodations to Borrowers exceed the Borrowing Base as Agent may deem necessary or advisable in its discretion, provided, that: (a) the total principal amount of the additional Loans or additional Letter of Credit Accommodations to any Borrower which Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Loans equal or exceed the Borrowing Base shall not exceed the amount equal to ten (10%) percent of the Borrowing Base at the time and shall not cause the total principal amount of the Loans and Letter of Credit Accommodations to exceed the Maximum Credit and (b) without the consent of all Lenders, Agent shall not make any such additional Loans or Letter of Credit Accommodations more than ninety (90) days from the date of the first such additional Loans or Letter of Credit Accommodations. Each Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Loans or Letter of Credit Accommodations provided that Agent is acting in accordance with the terms of this Section 12.8.

      12.9 Concerning the Collateral and the Related Financing Agreements. Each Lender authorizes and directs Agent to enter into this Agreement and the other Financing Agreements relating to the Collateral, for the ratable benefit of Lenders and Agent. Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the terms of this Agreement or the other Financing Agreements relating to the Collateral, and the exercise by Agent or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

      12.10 Field Audits; Examination Reports and other Information; Disclaimer by Lenders. By signing this Agreement, each Lender:

            (a) is deemed to have requested that Agent furnish Lender, promptly after it becomes available, a copy of each field audit or examination report and a weekly report with respect to the Borrowing Base prepared by Agent (each field audit or examination report and weekly report with respect to the Borrowing Base being referred to herein as a "Report" and collectively, the "Reports");

            (b) expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, or (ii) shall not be liable for any information contained in any Report; provided, that, nothing contained in this Section 12.10 shall be construed to limit the liability of Agent under Section 12.1(c) hereof in the event of the gross negligence or willful misconduct of Agent as determined pursuant to a final non-appealable order of a court of competent jurisdiction;

            (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrowers and Obligors and will rely significantly upon each Borrower's books and records, as well as on representations of each Borrower's personnel; and

            (d) agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 11.4 hereof, and not to distribute or use any Report in any other manner.

      12.11 Collateral Matters.

            (a) Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, make such disbursements and advances ("Special Agent Advances") which Agent, in its sole discretion, deems necessary or desirable either (i) to preserve or protect the Collateral or any portion thereof (provided that in no event shall Special Agent Advances for such purpose exceed Four Million Five Hundred Thousand Dollars ($4,500,000) in the aggregate outstanding at any time) or (ii) to pay any other amount chargeable to any Borrower pursuant to the terms of this Agreement consisting of costs, fees and expenses and payments to any issuer of Letter of Credit Accommodations. Special Agent Advances shall be repayable on demand and be secured by the Collateral. Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Agent shall notify each Lender and Borrowers in writing of each such Special Agent Advance, which notice shall include a description of the purpose of such Special Agent Advance. Without limitation of its obligations pursuant to Section 6.10, each Lender agrees that it shall make available to Agent, upon Agent's demand, in immediately available funds, the amount equal to such Lender's Pro Rata Share of each such Special Agent Advance. If such funds are not made available to Agent by such Lender, Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to Agent at the interest rate then payable by Borrowers in respect of the Revolving Loans as set forth in Section 3.1 hereof.

            (b) Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 14.1 hereof, or (ii) constituting property being sold or disposed of if Borrowers certify to Agent that the sale or disposition is made in compliance with Section 9.7 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which no Borrower or Obligor owned an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or
(iv) having a value of less than Four Million Five Hundred Thousand Dollars ($4,500,000), or (v) if approved, authorized or ratified in writing by all of Lenders. Except as provided above, Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders (and any Lender may require that the proceeds from any sale or other disposition of the Collateral to be so released be applied to the Obligations in a manner satisfactory to such Lender). Upon request by Agent at any time, Lenders will promptly confirm in writing Agent's authority to release particular types or items of Collateral pursuant to this Section.

            (c) Without in any manner limiting Agent's authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section. Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Agent for itself and the benefit of the Lenders upon any Collateral to the extent set forth above; provided, that, (i) Agent shall not be required to execute any such document on terms which, in Agent's opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of any Borrower in respect of) the Collateral retained by any Borrower.

            (d) Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Borrower or any Obligor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letter of Credit Accommodations hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Agent herein or pursuant hereto or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent's own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender.

      12.12 Agency for Perfection. Agent and each Lender hereby appoints each Lender as agent for the purpose of perfecting the security interests in and liens upon the Collateral of Agent for itself and the ratable benefit of Lenders in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver such Collateral to Agent or in accordance with Agent's instructions.

      12.13 Failure to Respond Deemed Consent. In the event any Lender's consent is required pursuant to the provisions of this Agreement and such Lender does not respond to any request by Agent for such consent within ten (10) days after such request is made to such Lender, such failure to respond shall be deemed a consent.

SECTION 13. JOINT AND SEVERAL LIABILITY; SURETYSHIP WAIVERS; APPOINTMENT OF BORROWER AGENT

      13.1 Independent Obligations; Subrogation. The Obligations of each Borrower hereunder are joint and several. To the maximum extent permitted by law, each Borrower hereby waives any claim, right or remedy which such Borrower now has or hereafter acquires against any other Borrower that arises hereunder including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of Agent or any Lender against any Borrower or any Collateral which Agent or any Lender now has or hereafter acquires, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise until the Obligations are fully paid and finally discharged. In addition, each Borrower hereby waives any right to proceed against the other Borrowers, now or hereafter, for contribution, indemnity, reimbursement, and any other suretyship rights and claims, whether direct or indirect, liquidated or contingent, whether arising under express or implied contract or by operation of law, which any Borrower may now have or hereafter have as against the other Borrowers with respect to the Obligations until the Obligations are fully paid and finally discharged. Each Borrower also hereby waives any rights of recourse to or with respect to any asset of the other Borrowers until the Obligations are fully paid and finally discharged.

      13.2 Authority to Modify Obligations and Security. Each Borrower authorizes Agent and Lenders, without notice or demand and without affecting any Borrowers' liability hereunder, from time to time, whether before or after any notice of termination hereof or before or after any default in respect of the Obligations, to: (a) renew, extend, accelerate, or otherwise change the time for payment of, or otherwise change any other term or condition of, any document or agreement evidencing or relating to any Obligations as such Obligations relate to the other Borrowers, including, without limitation, to increase or decrease the rate of interest thereon; (b) accept, substitute, waive, defease, increase, release, exchange or otherwise alter any Collateral, in whole or in part, securing the other Borrowers' Obligations; (c) apply any and all such Collateral and direct the order or manner of sale thereof as Agent and Lenders, in their sole discretion, may determine; (d) deal with the other Borrowers as Agent or any Lender may elect; (e) in Agent's and Lenders' sole discretion, settle, release on terms satisfactory to them, or by operation of law or otherwise, compound, compromise, collect or otherwise liquidate any of the other Borrowers' Obligations and/or any of the Collateral in any manner, and bid and purchase any of the collateral at any sale thereof; (vi) apply any and all payments or recoveries from the other Borrowers as Agent or Lenders, in their sole discretion, may determine, whether or not such indebtedness relates to the Obligations; all whether such Obligations are secured or unsecured or guaranteed or not guaranteed by others; and (vii) apply any sums realized from Collateral furnished by the other Borrowers upon any of its indebtedness or obligations to Agent or Lenders as they in their sole discretion, may determine, whether or not such indebtedness relates to the Obligations; all without in any way diminishing, releasing or discharging the liability of any Borrower hereunder.

      13.3 Waiver of Defenses. Upon an Event of Default by any Borrower in respect of any Obligations, Agent and Lenders may, at their option and without notice to any Borrower, proceed directly against any Borrower to collect and recover the full amount of the liability hereunder, or any portion thereof, and each Borrower waives any right to require Agent or any Lender to: (a) proceed against the other Borrowers or any other person whomsoever; (b) proceed against or exhaust any Collateral given to or held by Agent or any Lender in connection with the Obligations; (c) give notice of the terms, time and place of any public or private sale of any of the Collateral except as otherwise provided herein; or
(d) pursue any other remedy in Agent's or any Lender's power whatsoever. A separate action or actions may be brought and prosecuted against any Borrower whether or not action is brought against the other Borrowers and whether the other Borrowers be joined in any such action or actions; and each Borrower waives the benefit of any statute of limitations affecting the liability hereunder or the enforcement hereof, and agrees that any payment of any Obligations or other act which shall toll any statute of limitations applicable thereto shall similarly operate to toll such statute of limitations applicable to the liability hereunder.

      13.4 Exercise of Agent's and Lenders' Rights. Each Borrower hereby authorizes and empowers Agent and Lenders in their sole discretion, without any notice or demand to such Borrower whatsoever and without affecting the liability of such Borrower hereunder, to exercise any right or remedy which Agent or any Lender may have available to them against the other Borrowers.

      13.5 Additional Waivers. Each Borrower waives any defense arising by reason of any disability or other defense of the other Borrowers or by reason of the cessation from any cause whatsoever of the liability of the other Borrowers or by reason of any act or omission of Agent or any Lender or others which directly or indirectly results in or aids the discharge or release of the other Borrowers or any Obligations or any Collateral by operation of law or otherwise. The Obligations shall be enforceable against each Borrower without regard to the validity, regularity or enforceability of any of the Obligations with respect to any of the other Borrowers or any of the documents related thereto or any collateral security documents securing any of the Obligations. No exercise by Agent or any Lender of, and no omission of Agent or any Lender to exercise, any power or authority recognized herein and no impairment or suspension of any right or remedy of Agent or any Lender against any Borrower or any Collateral shall in any way suspend, discharge, release, exonerate or otherwise affect any of the Obligations or any Collateral furnished by the Borrowers or give to the Borrowers any right of recourse against Agent or any Lender. Each Borrower specifically agrees that the failure of Agent or any Lender: (a) to perfect any lien on or security interest in any property heretofore or hereafter given any Borrower to secure payment of the Obligations, or to record or file any document relating thereto or (b) to file or enforce a claim against the estate (either in administration, bankruptcy or other proceeding) of any Borrower shall not in any manner whatsoever terminate, diminish, exonerate or otherwise affect the liability of any Borrower hereunder.

      13.6 Additional Indebtedness. Additional Obligations may be created from time to time at the request of any Borrower and without further authorization from or notice to any other Borrower even though the borrowing Borrower's financial condition may deteriorate since the date hereof. Each Borrower waives the right, if any, to require Agent or any Lender to disclose to such Borrower any information it may now have or hereafter acquire concerning the other Borrowers' character, credit, Collateral, financial condition or other matters. Each Borrower has established adequate means to obtain from the other Borrowers, on a continuing basis, financial and other information pertaining to such Borrower's business and affairs, and assumes the responsibility for being and keeping informed of the financial and other conditions of the other Borrowers and of all circumstances bearing upon the risk of nonpayment of the Obligations which diligent inquiry would reveal. Neither Agent nor any Lender need inquire into the powers of any Borrower or the authority of any of their respective officers, directors, partners or agents acting or purporting to act in their behalf, and any Obligations created in reliance upon the purported exercise of such power or authority is hereby guaranteed. All Obligations of each Borrower to Agent and Lenders heretofore, now or hereafter created shall be deemed to have been granted at each Borrower's special insistence and request and in consideration of and in reliance upon this Agreement.

      13.7 Notices, Demands, Etc. Except as expressly provided by this Agreement, neither Agent nor any Lender shall be under any obligation whatsoever to make or give to any Borrower, and each Borrower hereby waives diligence, all rights of setoff and counterclaim against Agent or any Lender, all demands, presentments, protests, notices of protests, notices of protests, notices of nonperformance, notices of dishonor, and all other notices of every kind or nature, including notice of the existence, creation or incurring of any new or additional Obligations.

      13.8 Subordination. Except as otherwise provided in this Section 13.8, any indebtedness of any Borrower now or hereafter owing to any other Borrower is hereby subordinated to the Obligations, whether heretofore, now or hereafter created, and whether before or after notice of termination hereof, and, following the occurrence and during the continuation of an Event of Default, no Borrower shall, without the prior consent of Required Lenders, pay in whole or in part any of such indebtedness nor will any such Borrower accept any payment of or on account of any such indebtedness at any time while such Borrower remains liable hereunder. At the request of Agent, after the occurrence and during the continuance of an Event of Default, each Borrower shall pay to Agent all or any part of such subordinated indebtedness and any amount so paid to Agent at its request shall be applied to payment of the Obligations. Each payment on the indebtedness of any Borrower to the other Borrowers received in violation of any of the provisions hereof shall be deemed to have been received by any other Borrower as trustee for Agent and Lenders and shall be paid over to Agent immediately on account of the Obligations, but without otherwise affecting in any manner any such Borrower's liability under any of the provisions of this Agreement. Each Borrower agrees to file all claims against the other Borrowers in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any indebtedness of the other Borrowers to such Borrower, and Agent and Lenders shall be entitled to all of any such Borrower's rights thereunder. If for any reason any such Borrower fails to file such claim at least thirty (30) days prior to the last date on which such claim should be filed, Agent, as such Borrower's attorney-in-fact, is hereby authorized to do so in Borrowers' name or, in Agent's discretion, to assign such claim to, and cause a proof of claim to be filed in the name of, Agent's nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to Agent the full amount payable on the claim in the proceeding, and to the full extent necessary for that purpose any such Borrower hereby assigns to Agent, for itself and the ratable benefit of Lenders, all such Borrower's rights to any payments or distributions to which such Borrower otherwise would be entitled. If the amount so paid is greater than any such Borrower's liability hereunder, Agent will pay the excess amount to the person entitled thereto.

      13.9 Revival. If any payments of money or transfers of property made to Agent or any Lender by any Borrower should for any reason subsequently be declared to be, or in Agent's counsel's good faith opinion be determined to be, fraudulent (within the meaning of any state or federal law relating to fraudulent conveyances), preferential or otherwise voidable or recoverable in whole or in part for any reason (hereinafter collectively called "voidable transfers") under the Bankruptcy Code or any other federal or state law and Agent or any Lender is required to repay or restore, or in Agent's counsel's good faith opinion may be so liable to repay or restore, any such voidable transfer, or the amount or any portion thereof, then as to any such voidable transfer or the amount repaid or restored and all reasonable costs and expenses (including reasonable attorneys' fees) of Agent or any Lender related thereto, such Borrower's liability hereunder shall automatically be revived, reinstated and restored and shall exist as though such voidable transfer had never been made to Agent or such Lender.

      13.10 Understanding of Waivers. Each Borrower warrants and agrees that the waivers set forth in this Section 13 are made with full knowledge of their significance and consequences. If any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by law.

      13.11 Appointment of Borrower Agent.

            (a) Each Borrower hereby irrevocably appoints and constitutes Borrower Agent as its agent to request and receive Loans and Letter of Credit Accommodations pursuant to this Agreement and the other Financing Agreements from Agent or any Lender in the name or on behalf of such Borrower. Subject to the terms and conditions contained herein, Agent and Lenders may disburse the Loans to such bank account of a Borrower or otherwise make such Loans to a Borrower and provide such Letter of Credit Accommodations to a Borrower as Borrower Agent may designate or direct, without notice to any other Borrower or Obligor.

            (b) Borrower Agent hereby accepts the appointment by Borrowers to act as the agent of Borrowers pursuant to this Section 13.11. Borrower Agent shall ensure that the disbursement of any Loans to any Borrower requested by or paid to Borrower Agent, or the issuance of any Letter of Credit Accommodations for a Borrower hereunder, shall be paid to or for the account of such Borrower.

            (c) Each Borrower hereby irrevocably appoints and constitutes Borrower Agent as agent to receive statements on account and all other notices from Agent or any Lender with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Agreements.

            (d) No purported termination of the appointment of Borrower Agent as agent as aforesaid shall be effective, except after ten (10) days' prior written notice to Agent.

SECTION 14. TERM OF AGREEMENT; MISCELLANEOUS

      14.1 Term.

            (a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the Final Maturity Date, unless sooner terminated pursuant to the terms hereof. Upon the effective date of termination of this Agreement and the other Financing Agreements, Borrowers shall pay to Agent, for the ratable benefit of the Lenders, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Agent, (or at Agent's option, a letter of credit issued for the account of Borrowers and at Borrowers' expense, in form and substance satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary, for the ratable benefit of Lenders) in such amounts as Agent determines are reasonably necessary to secure (or reimburse) Agent and Lenders from loss, cost, damage or expense, including reasonable attorneys' fees and legal expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Agent and Lenders have not yet received final and indefeasible payment and any continuing obligations of Agent or any Lender to any bank, financial institution or other Person under or pursuant to any Deposit Account Control Agreement or Investment Property Control Agreement. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Agent, as Agent may, in its discretion, designate in writing to Borrowers for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by any Borrower to the bank account designated by Agent are received in such bank account later than 12:00 noon, Los Angeles time.

            (b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge any Borrower of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and the continuing security interest of Agent, for itself and the ratable benefit of Lenders, in the Collateral and the rights and remedies of Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid. Accordingly, each Borrower waives any rights which it may have under the UCC to demand the filing of termination statements with respect to the Collateral, and neither Agent nor any Lender shall be required to send such termination statements to any Borrower, or to file them with any filing office, unless and until (in both cases) this Agreement is terminated in accordance with its terms and all of the Obligations are paid and satisfied in full in immediately available funds.

            (c) If for any reason this Agreement is terminated prior to the end of the then current term or renewal term of this Agreement, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lenders' lost profits as a result thereof, Borrowers agree to pay to Agent for the benefit of Lenders, upon the effective date of such termination, an early termination fee in the amount set forth below if such termination is effective in the period indicated:

                      Amount                                    Period
                      ------                                    ------
  (i)     two percent (2.0%) of the           From the date hereof to and including
          Maximum Credit                      the first anniversary of such date

 (ii)     one percent (1.0%) of the           After such first anniversary to and
          Maximum Credit                      including the second anniversary of the
                                              date hereof

(iii)     one-half of one percent (0.5%)      After such second anniversary to and
          of the Maximum Credit               including the third anniversary of the
                                              date hereof or, if the term of
                                              this Agreement is extended, at any
                                              time prior to the end of the then
                                              current term.

Such early termination fee shall be presumed to be the amount of damages sustained by Lenders as a result of such early termination and Borrowers agree that it is reasonable under the circumstances currently existing. In addition, Lenders shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h) hereof, even if Lenders do not exercise their right to terminate this Agreement, but elect, at their option, to provide financing to Borrowers or permit the use of cash collateral under the United States Bankruptcy Code. The early termination fee provided for in this Section 14.1 shall be deemed included in the Obligations.

      14.2 Interpretive Provisions.

            (a) All terms used herein which are defined in Division 1 or Division 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

            (b) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

            (c) All references to any party hereto pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

            (d) The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

            (e) The word "including" when used in this Agreement shall mean "including, without limitation".

            (f) All references to the term "good faith" used herein when applicable to Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned. Borrowers shall have the burden of proving any lack of good faith on the part of Agent or any Lender alleged by Borrowers at any time.

            (g) An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Agent, if such Event of Default is capable of being cured as reasonably determined by Agent.

            (h) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of any Borrower most recently received by Agent prior to the date hereof.

            (i) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including", the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including".

            (j) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

            (k) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

            (l) This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

            (m) This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agent and Lenders and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent or Lenders merely because of their involvement in their preparation.

      14.3 Notices. All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

      If to Borrowers:               Rockford Corporation
                                     600 South Rockford Drive
                                     Tempe, Arizona 85281
                                     Attention: Jim Thomson
                                     Telephone No.: (480) 967-3565
                                     Telecopy No.: (480) 966-3983

      with a copy to:                Steptoe & Johnson LLP
                                     201 East Washington Street, Suite 1600
                                     Phoenix, Arizona 85004
                                     Attention: Kevin Olson, Esq.
                                     Telephone No.: (602)257-5275
                                     Telecopy No.: (602) 452-0903

       If to Lender:                 Congress Financial Corporation (Western)
                                     251 South Lake Avenue, Suite 900
                                     Pasadena, California 91101
                                     Attention: Portfolio Manager
                                     Telephone No.: (626) 304-4900
                                     Telecopy No.: (626) 304-4969

      with a copy to:                Mayer, Brown, Rowe & Maw LLP
                                     350 South Grand Avenue, 25th Floor
                                     Los Angeles, California 90071
                                     Attention: Robert D. Goldschein, Esq.
                                     Telephone No.: (213) 229-9500
                                     Telecopy No.: (213) 625-0248

      14.4 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

      14.5 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Lenders, Borrowers and their respective successors and assigns, except that no Borrower may assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and Lenders. No Lender may assign its rights and obligations under this Agreement (or any part thereof) without the prior written consent of all Lenders and Agent, except as permitted under Section 14.6 hereof. Any purported assignment by a Lender without such prior express consent or compliance with Section 14.6 where applicable, shall be void. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrowers, Obligors, Agent and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

      14.6  Assignments; Participations.

            (a) Each Lender may (i) assign all or a portion of its rights and obligations under this Agreement (including, without limitation, a portion of its Commitment, the Loans owing to it and its rights and obligations as a Lender with respect to Letters of Credit Accommodations) and the other Financing Agreements; to its parent company and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company or to one or more Lenders or (ii) assign all, or if less than all a portion equal to at least $5,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such rights and obligations under this Agreement to one or more Eligible Transferees, each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (A) the consent of Agent shall be required in connection with any assignment to an Eligible Transferee pursuant to clause (ii) above, (B) if such Eligible Transferee is not a bank, Agent shall receive a representation in writing by such Eligible Transferee that either (1) no part of its acquisition of its Loans is made out of assets of any employee benefit plan, or (2) after consultation, in good faith, with Borrowers and provision by Borrowers of such information as may be reasonably requested by such Eligible Transferee, the acquisition and holding of such Commitments and Loans does not constitute a non-exempt prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, or (3) such assignment is an "insurance company general account," as such term is defined in the Department of Labor Prohibited Transaction Class Exemption 95.60 (issued July 12, 1995) ("PTCE 95-60"), and, as of the date of the assignment, there is no "employee benefit plan" with respect to which the aggregate amount of such general account's reserves and liabilities for the contracts held by or on behalf of such "employee benefit plan" and all other "employee benefit plans" maintained by the same employer (and affiliates thereof as defined in Section V(a)(1) of PTCE 95-60) or by the same employee organization (in each case determined in accordance with the provisions of PTCE 95-60) exceeds ten (10%) percent of the total reserves and liabilities of such general account (as determined under PTCE 95-60) (exclusive of separate account liabilities) plus surplus as set forth in the National Association of Insurance Commissioners Annual Statement filed with the state of domicile of such Eligible Transferee and (C) such transfer or assignment will not be effective until recorded by the Agent on the Register. As used in this Section, the term "employee benefit plan" shall have the meaning assigned to it in Title I of ERISA and shall also include a "plan" as defined in Section 4975(e)(1) of the Code.

            (b) Agent shall maintain a register of the names and addresses of Lenders, their Commitments and the principal amount of their Loans (the "Register"). Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance. Upon its receipt of each Assignment and Acceptance, Agent will give prompt notice thereof to Lenders and deliver to each of them a copy of the executed Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrowers, Obligors, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrowers, Obligors and any Lender at any reasonable time and from time to time upon reasonable prior notice.

            (c) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Accommodations) of a Lender hereunder and thereunder and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

            (d) By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers, Obligors or any of their respective Subsidiaries or the performance or observance by any Borrower or any Obligor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender. Agent and Lenders may furnish any information concerning Borrowers, Obligors or their respective Subsidiaries in the possession of Agent or any Lender from time to time to assignees and Participants.

            (e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Accommodations, without the consent of

Agent or the other Lenders); provided, that, (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrowers, Obligors, Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Financing Agreements,
(iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant's rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by any Borrower or Obligor hereunder shall be determined as if such Lender had not sold such participation, and (iv) if such Participant is not a bank, represent that either (A) no part of its acquisition of its participation is made out of assets of any employee benefit plan, or (B) after consultation, in good faith, with Borrowers and provision by Borrowers of such information as may be reasonably requested by the Participant, the acquisition and holding of such participation does not constitute a non-exempt prohibited transaction under
Section 406 of ERISA and Section 4975 of the Code, or (C) such participation is an "insurance company general account, " as such term is defined in the "PTCE 95-60", and, as of the date of the transfer there is no "employee benefit plan" with respect to which the aggregate amount of such general account's reserves and liabilities for the contracts held by or on behalf of such "employee benefit plan" and all other "employee benefit plans" maintained by the same employer (and affiliates thereof as defined in Section V(a)(1) of PTCE 95-60) or by the same employee organization (in each case determined in accordance with the provisions of PTCE 95-60) exceeds ten (10%) percent of the total reserves and liabilities of such general account (as determined under PTCE 95-60) (exclusive of separate account liabilities) plus surplus as set forth in the National Association of Insurance Commissioners Annual Statement filed with the state of domicile of the Participant.

            (f) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lenders from such Federal Reserve Bank.

            (g) Borrowers shall assist Agent or any Lender permitted to sell assignments or participations under this Section 14.6 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be reasonably requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential assignees or Participants. Each Borrower shall certify the correctness, completeness and accuracy of all descriptions of such Borrower and its affairs provided, prepared or reviewed by such Borrower that are contained in any selling materials and all other information provided by it and included in such materials.

      14.7 Participant's Security Interests. If a Participant shall at any time participate with any Lender in the Loans and Letter of Credit Accommodations, each Borrower hereby grants to such Participant and such Participant shall have and is hereby given, a continuing lien on and security interest in any money, securities and other property of such Borrower in the custody or possession of such Participant, including the right of setoff, to the extent of such Participant's participation in the Obligations, and such Participant shall be deemed to have the same right of setoff to the extent of its participation in the Obligations, as it would have if it were a direct Lender.

      14.8 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

      14.9 Counterparts, Etc. This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

            IN WITNESS WHEREOF, the parties hereto have caused these presents to be duly executed as of the day and year first above written.

ARRANGER                                   BORROWERS

WACHOVIA BANK, NATIONAL                    ROCKFORD CORPORATION
ASSOCIATION


By: /s/ C J Calabrese                      By: _________________________________
   -----------------------------------     Name: _______________________________
Name: C J Calabrese                        Title:_______________________________
Title: SVP

AGENT                                      AUDIO INNOVATIONS, INC.

CONGRESS FINANCIAL CORPORATION
(WESTERN)                                  By:__________________________________
                                           Name: _______________________________
                                           Title:_______________________________
By:__________________________________
Name: _______________________________
Title:_______________________________

LENDERS

CONGRESS FINANCIAL CORPORATION
(WESTERN)

By:__________________________________
Name: _______________________________
Title:_______________________________

Revolving Loan Commitment: $45,000,000

Term Loan Commitment: $2,500,000

Total Commitment: $45,000,000

            IN WITNESS WHEREOF, the parties hereto have caused these presents to be duly executed as of the day and year first above written.

ARRANGER                                   BORROWERS

WACHOVIA BANK, NATIONAL                    ROCKFORD CORPORATION
ASSOCIATION

By:____________________________________    By:__________________________________
Name:__________________________________    Name: _______________________________
Title:_________________________________    Title:_______________________________

AGENT                                      AUDIO INNOVATIONS, INC.

CONGRESS FINANCIAL CORPORATION
(WESTERN)                                  By:__________________________________
                                           Name: _______________________________
                                           Title:_______________________________

By: /s/ John C. Steiner
   --------------------
NAME: John C. Steiner
TITLE: Ist VP

LENDERS

CONGRESS FINANCIAL CORPORATION
(WESTERN)

By: /s/ John C. Steiner
   --------------------
Name: John C. Steiner
Title: Ist VP

Revolving Loan Commitment: $45,000,000

Term Loan Commitment: $2,500,000

Total Commitment: $45,000,000

Loan and Security Agreement

            IN WITNESS WHEREOF, the parties hereto have caused these presents to be duly executed as of the day and year first above written.

ARRANGER                                   BORROWERS

WACHOVIA BANK, NATIONAL                    ROCKFORD CORPORATION
ASSOCIATION

By:__________________________________      By: /s/ James M. Thomson
Name:________________________________         ----------------------
Title:_______________________________      Name: James M. Thomson
                                           Title: CFO

AGENT                                      AUDIO INNOVATIONS, INC.

CONGRESS FINANCIAL CORPORATION
(WESTERN)                                  By: /s/ James M. Thomson
                                              ----------------------
                                           Name: James M. Thomson
                                           Title: CFO

By:__________________________________
Name:________________________________
Title:_______________________________

LENDERS

CONGRESS FINANCIAL CORPORATION (WESTERN)

By:__________________________________
Name: _______________________________
Title:_______________________________

Revolving Loan Commitment: $45,000,000

Term Loan Commitment: $2,500,000

Total Commitment: $45,000,000

Loan and Security Agreement

                                    EXHIBIT A

                                     Form of

                       ASSIGNMENT AND ACCEPTANCE AGREEMENT

      This ASSIGNMENT AND ACCEPTANCE (this "Assignment and Acceptance") dated as of____________________,_________ is made by and between _______________________
(the "Assignor") on the one hand and _____________________________________(the
"Assignee") on the other hand.

                                   W I T N E S S E T H:

      WHEREAS, Rockford Corporation and Audio Innovations, Inc. as borrowers (each a "Borrower" and collectively, "Borrowers"), the financial institutions from time to time party to the Loan Agreement (as hereinafter defined) as lenders (each a "Lender" and collectively, the "Lenders"), and Congress Financial Corporation (Western), as administrative and collateral agent for the Lenders (in such capacity, "Agent") have entered into that certain Loan and Security Agreement, dated as of March 29, 2004 (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the "Loan Agreement"), pursuant to which the Lenders have and may continue to make loans and provide other financial accommodations to Borrowers. Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

      WHEREAS, as provided under the Loan Agreement, Assignor committed to making Loans (the "Committed Loans") to Borrowers in an aggregate amount not to exceed $_____________________ (the "Commitment");

      WHEREAS, Assignor wishes to assign to Assignee [PART OF] the rights and obligations of Assignor under the Loan Agreement in respect of its Commitment in an amount equal to $_____________________ (the "Assigned Commitment Amount") on the terms and subject to the conditions set forth herein and Assignee wishes to accept assignment of such rights and to assume such obligations from Assignor on such terms and subject to such conditions;

      NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

      1.    Assignment and Acceptance.

            (a) Subject to the terms and conditions of this Assignment and Acceptance, (i) Assignor hereby sells, transfers and assigns to Assignee, and
(ii) Assignee hereby purchases, assumes and undertakes from Assignor, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance) an interest in (A) the Commitment and each of the Committed Loans of Assignor and (B) all related rights, benefits, obligations, liabilities and indemnities of Assignor under and in connection with the Loan Agreement and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan

Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the "Financing Agreements"), so that after giving effect thereto, the Commitment of Assignee and the Commitment of Assignor shall be as set forth in clauses (c) and (d) below and the Pro Rata Share (as defined in the Loan Agreement) of Assignee shall be________ percent (____ %).

            (b) With effect on and after the Effective Date (as defined in Section 5 hereof), Assignee shall be a party to the Loan Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the Loan Agreement, including the requirements concerning confidentiality and the payment of indemnification, with a Commitment in an amount equal to the Assigned Commitment Amount. Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender. It is the intent of the parties hereto that the Commitment of Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Commitment Amount and Assignor shall relinquish its rights and be released from its obligations under the Loan Agreement to the extent such obligations have been assumed by Assignee; provided, that Assignor shall not relinquish their rights under the Loan Agreement to the extent such rights relate to the time prior to the Effective Date.

            (c) After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignee's Commitment will be $________________.

            (d) After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignor's Commitment will be $________________.

      2. Payments. As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, Assignee shall pay to Agent, for the benefit of Assignor, on the Effective Date in immediately available funds an amount equal to $______________________, representing Assignee's Pro Rata Share of the principal amount of all Committed Loans.

      3. Reallocation of Payments. Any interest, fees and other payments accrued to the Effective Date with respect to the Commitment, Committed Loans and outstanding Letter of Credit Accommodations shall be for the account of Assignor. Except as Assignor or Assignee may otherwise agree in writing (with or without the consent of any Borrower) any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Commitment Amount shall be for the account of Assignee. Each of Assignor and Assignee agrees that it will hold in trust for the other parties any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

      4. Independent Credit Decision. Assignee (a) acknowledges that it has received a copy of the Loan Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements of Borrowers, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance and (b) agrees that it will, independently and without reliance upon Assignor, Agent or any Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Loan Agreement.

      5.    Effective Date; Notices.

            (a) As between Assignor and Assignee, the effective date for this Assignment and Acceptance shall be ____________________________,________(the
"Effective Date"); provided, that, the following conditions precedent have been satisfied on or before the Effective Date:

            (i) this Assignment and Acceptance shall be executed and delivered by Assignor and Assignee;

            (ii) the consent of Agent as required for an effective assignment of the Assigned Commitment Amount by Assignor to Assignee shall have been duly obtained and shall be in full force and effect as of the Effective Date;

            (iii) written notice of such assignment, together with payment instructions, addresses and related information with respect to Assignee, shall have been given to Borrowers and Agent; and

            (iv) Assignee shall pay to Assignor all amounts due to Assignor under this Assignment and Acceptance.

            (b) Promptly following the execution of this Assignment and Acceptance, Assignor shall deliver to Borrowers and Agent for acknowledgment by Agent, a Notice of Assignment in the form attached hereto as Schedule 1.

      6.    Agent.

            (a) Assignee hereby appoints and authorizes Congress Financial Corporation (Western) in its capacity as Agent to take such action as agent on its behalf to exercise such powers under the Loan Agreement as are delegated to Agent.

            (b) [ASSIGNEE SHALL ASSUME NO DUTIES OR OBLIGATIONS HELD BY ASSIGNOR IN ITS CAPACITY AS AGENT UNDER THE LOAN AGREEMENT.]

      7. Withholding Tax. Assignee (a) represents and warrants to Assignor, Agent and each Borrower that under applicable law and treaties no tax will be required to be withheld by Assignee, Agent or any Borrower with respect to any payments to be made to Assignee hereunder or under any of the Financing Agreements, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to Agent and Borrowers prior to the time that Agent or Borrowers are required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein Assignee claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new Forms 4224 or 1001 upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by Assignee, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

      8.    Representations and Warranties.

            (a) Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any security interest, lien, encumbrance or other adverse claim, (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder, (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance, and (iv) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors' rights and to general equitable principles.

            (b) Assignor makes no representation or warranty and does not assume any responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any of the other Financing Agreements or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto. Assignor makes no representation or warranty in connection with, nor does it assume any responsibility with respect to, the solvency, financial condition, asset valuation or realization, or statements of any Borrower, Obligor or any of their respective Affiliates, or the performance or observance by any Borrower, Obligor or any other Person, of any of its respective obligations under the Loan Agreement or any other instrument or document furnished in connection therewith.

            (c) Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder, (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iii) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignee, enforceable against Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors' rights to general equitable principles.

      9. Hilco Intercreditor Agreement. Assignee acknowledges that it has received a copy of that certain Intercreditor Agreement dated as of March 29, 2004 between Agent and Hilco Capital LP, and agrees to be bound by the terms thereof to the extent applicable to Assignee.

      10. Further Assurances. Assignor and Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as any party hereto may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to any party to the Loan Agreement, which may be required in connection with the assignment and assumption contemplated hereby.

      11.   Miscellaneous

            (a) Any amendment or waiver of any provision of this Assignment and Acceptance must be in writing and signed by the parties hereto, except as otherwise provided herein. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other for further breach thereof.

            (b) All payments made hereunder shall be made without any set-off or counterclaim.

            (c) Assignor and Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.

            (d) This Assignment and Acceptance may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

            (e) THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF CALIFORNIA. Each party hereto irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in Los Angeles County, California over any suit, action or proceeding arising out of or relating to this Assignment and Acceptance and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such California State or Federal court. Each party to this Assignment and Acceptance hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

            (f) EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE, THE LOAN AGREEMENT, ANY OF THE OTHER FINANCING AGREEMENTS OR ANY RELATED

DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).

                    [REMAINDER OF PAGE INTENTIONALLY OMITTED]

      IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.

                                      _________________________________________,
                                      a_________________________________________

                                      By:_______________________________________
                                      Name:_____________________________________
                                      Title:____________________________________

                                      _________________________________________,
                                      a_________________________________________

                                      By:_______________________________________
                                      Name:_____________________________________
                                      Title:____________________________________

                                   SCHEDULE 1
                          to Assignment and Acceptance

                                     Form of

                       NOTICE OF ASSIGNMENT AND ACCEPTANCE

                                                           ________________, ___

Congress Financial Corporation (Western)
251 South Lake Avenue, Suite 900
Pasadena, California 91101
Attn:_____________________

__________________________
__________________________
__________________________
__________________________
__________________________
Attn:_____________________

      Re: _______________________________________

Ladies and Gentlemen:

      Reference is hereby made to (a) that certain Loan and Security Agreement, dated as of March 29, 2004 (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the "Loan Agreement") by and among Rockford Corporation and Audio Innovations, Inc. (each a "Borrower" and collectively, the "Borrowers"), the financial institutions from time to time party to the Loan Agreement as lenders (each a "Lender" and collectively, the "Lenders"), Wachovia Bank, National Association, as arranger, and Congress Financial Corporation (Western), as administrative and collateral agent for the Lenders (in such capacity, "Agent") pursuant to which the Lenders have and may continue to make loans and provide other financial accommodations to the Borrowers, and (b) the other agreements, documents and instruments referred to in the Loan Agreement or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the "Financing Agreements"). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

      1. We hereby give you notice of, and request Agent's consent to, the assignment by __________________________________________(the "Assignor")
to____________________________________________(the "Assignee") such that after giving effect to the assignment, Assignee shall have an interest equal to ____________ percent (_____%) of the total Commitments pursuant to the Assignment and Acceptance Agreement attached hereto (the "Assignment and Acceptance"). We understand that Assignor's Commitment shall be reduced by $__________________.

      2. Assignee agrees that, upon receiving the consent of Agent to such assignment, Assignee will be bound by the terms of the Loan Agreement as fully and to the same extent as if the Assignee were the Lender originally holding such interest under the Loan Agreement.

      3.    The following administrative details apply to Assignee:

            (a)   Notice address:

                  Assignee:          __________________________________
                  Address:           __________________________________
                                     __________________________________
                  Attention:         __________________________________
                  Telephone:         __________________________________
                  Telecopier:        __________________________________

            (b)   Payment instructions:

                  Account No.:       __________________________________
                  At:                __________________________________
                  ABA No.:           __________________________________
                  For Credit To:     __________________________________
                  Reference:         __________________________________

      4. You are entitled to rely upon the representations, warranties and covenants of each party to the Assignment and Acceptance as contained therein.

      IN WITNESS WHEREOF, Assignor and Assignee have each caused this Notice of Assignment and Acceptance to be executed by its duly authorized officials, officers or agents as of the date first above mentioned.

                                     Very truly yours,

                                     ___________________________________________
                                     a__________________________________________

                                     By:________________________________________
                                     Name:______________________________________
                                     Title:_____________________________________

                                     ___________________________________________
                                     a__________________________________________

                                     By:________________________________________
                                     Name:______________________________________
                                     Title:_____________________________________

ACKNOWLEDGED AND CONSENTED TO:

CONGRESS FINANCIAL CORPORATION (WESTERN), a California corporation, as Agent

By:__________________________________
Name:________________________________
Title:_______________________________

ACKNOWLEDGED:

_____________________________________
a____________________________________

By:__________________________________
Name:________________________________
Title:_______________________________

_____________________________________
a____________________________________

By:__________________________________
Name:________________________________
Title:_______________________________

_____________________________________
a____________________________________

By:__________________________________
Name:________________________________
Title:_______________________________

                                    EXHIBIT C

                                     Form of

                             Compliance Certificate

To:   Congress Financial Corporation (Western), as Agent
      251 South Lake Avenue, Suite 900
      Pasadena, California 91101

Ladies and Gentlemen:

      The undersigned each hereby certify to you pursuant to Section 9.6(a) of the Loan Agreement (as defined below) as follows:

SUCH PERSON IS THE DULY ELECTED CHIEF FINANCIAL OFFICER OF THE BORROWER (AS DEFINED BELOW) INDICATED ABOVE SUCH PERSON'S SIGNATURE. Capitalized terms used herein without definition shall have the meanings given to such terms in the Loan and Security Agreement, dated March 29, 2004 (as amended, modified or supplemented, from time to time, the "Loan Agreement"), by and among the financial institutions from time to time party thereto as lenders (the "Lenders"), Wachovia Bank, National Association, as Arranger, Congress Financial Corporation (Western), as agent for the Lenders (in such capacity, "Agent"), Rockford Corporation and Audio Innovations, Inc. (each a "Borrower" and collectively, "Borrowers").

THE UNDERSIGNED HAVE REVIEWED THE TERMS OF THE LOAN AGREEMENT, AND HAVE MADE, OR HAVE CAUSED TO BE MADE UNDER THEIR SUPERVISION, A REVIEW IN REASONABLE DETAIL OF THE TRANSACTIONS AND THE FINANCIAL CONDITION OF THE BORROWERS AND EACH OF THEIR RESPECTIVE SUBSIDIARIES, DURING THE IMMEDIATELY PRECEDING FISCAL MONTH.

THE REVIEW DESCRIBED ABOVE DID NOT DISCLOSE THE EXISTENCE DURING OR AT THE END OF SUCH FISCAL MONTH, AND THE UNDERSIGNED HAVE NO KNOWLEDGE OF THE EXISTENCE AND CONTINUANCE ON THE DATE HEREOF, OF ANY CONDITION OR EVENT WHICH CONSTITUTES A DEFAULT OR AN EVENT OF DEFAULT, EXCEPT AS SET FORTH ON SCHEDULE I ATTACHED HERETO. Described on Schedule I attached hereto are the exceptions, if any, to this Section 3 listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Borrowers or any Obligor has taken, is taking, or proposes to take with respect to such condition or event.

THE UNDERSIGNED FURTHER CERTIFY THAT, BASED ON THE REVIEW DESCRIBED ABOVE, BORROWERS AND OBLIGORS HAVE NOT AT ANY TIME DURING OR AT THE END OF SUCH FISCAL MONTH, EXCEPT AS SPECIFICALLY DESCRIBED ON SCHEDULE II ATTACHED HERETO OR AS PERMITTED BY THE LOAN AGREEMENT, DONE ANY OF THE FOLLOWING:

      14.10 Changed their respective corporate names, or transacted business under any trade name, style, or fictitious name, other than those previously described to you and set forth in the Financing Agreements.

      14.11 Changed the location of their respective chief executive offices, changed their respective jurisdictions of incorporation, changed their respective types of organization or changed the location of or disposed of any of their respective properties or assets (other than pursuant to the sale of Inventory in the ordinary course of such Borrower's business or as otherwise permitted by the Loan Agreement), or established any new asset locations.

      14.12 Materially changed the terms upon which any Borrower sells goods (including sales on consignment) or provides services, nor has any vendor or trade supplier to any Borrower or any Obligor during or at the end of such period materially adversely changed the terms upon which it supplies goods to such Borrower or such Obligor.

      14.13 Permitted or suffered to exist any security interest in or liens on any of their respective properties, whether real or personal, other than as specifically permitted in the Financing Agreements.

      14.14 Received any notice of, or obtained knowledge of any of the following not previously disclosed to Agent: (i) the occurrence of any event involving the release, spill or discharge of any Hazardous Material in violation of applicable Environmental Law in a material respect or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any applicable Environmental Law by any Borrower or any Obligor in any material respect or (B) the release, spill or discharge of any Hazardous Material in violation of applicable Environmental Law in a material respect or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials in violation of applicable Environmental Laws in a material respect or
(D) any other environmental, health or safety matter, which has a material adverse effect on any Borrower or any Obligor or their respective businesses, operations or assets or any properties at which such Borrower or such Obligor transported, stored or disposed of any Hazardous Materials.

      14.15 Become aware of, obtained knowledge of, or received notification of, any breach or violation of any material covenant contained in any instrument or agreement in respect of Indebtedness for money borrowed by any Borrower or any Obligor.

ATTACHED HERETO AS SCHEDULE III ARE THE CALCULATIONS USED IN DETERMINING, AS OF THE END OF SUCH FISCAL MONTH WHETHER BORROWERS ARE IN COMPLIANCE WITH THE COVENANTS SET FORTH IN SECTION 9.17 OF THE LOAN AGREEMENT FOR SUCH FISCAL MONTH.

      The foregoing certifications are made and delivered this day of________________,_______.

                                     Very truly yours,

                                     ROCKFORD CORPORATION

                                     By:________________________________________
                                     Name:______________________________________
                                     Title: Chief Financial Officer

                                     AUDIO INNOVATIONS, INC.

                                     By:________________________________________
                                     Name:______________________________________
                                     Title: Chief Financial Officer